                                                               Exhibit (a)(1)(A)

                                 [BayCorp Logo]

                 51 DOW HIGHWAY, SUITE 7  -- ELIOT, MAINE 03903
                  Phone (207) 451-9573  -- Fax (207) 451-9583

                             BAYCORP HOLDINGS, LTD.

  OFFER TO PURCHASE FOR CASH UP TO 8,500,000 SHARES OF BAYCORP HOLDINGS, LTD.
             COMMON STOCK AT A PURCHASE PRICE OF $14.85 PER SHARE.

     THE OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON MARCH 3, 2003 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED. BAYCORP MAY EXTEND THE OFFER PERIOD AT ANY TIME.

                                  INTRODUCTION

     BayCorp Holdings, Ltd., a Delaware corporation ("BayCorp" or the "Company"), hereby offers to purchase up to 8,500,000 shares of its common stock, $0.01 par value per share (the "Shares"), at $14.85 per Share (the "Purchase Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. All Shares properly tendered and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes in connection with the tender of Shares pursuant to the Offer. The Company will pay all fees and expenses of American Stock Transfer and Trust Company, which is acting as Depository (the "Depository"), incurred in connection with the Offer.

     The Shares are traded on the American Stock Exchange ("AMEX") under the ticker symbol MWH. On November 14, 2002, the last day the Shares traded on AMEX before the announcement of the Offer, the closing price of the Shares on AMEX was $13.25 per Share.

     BayCorp's Board of Directors has approved this Offer. However, neither BayCorp nor its Board of Directors makes any recommendation to you as to whether you should tender or not tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender.

     This document contains important information about the Offer. BayCorp urges you to read it in its entirety.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Offer is January 31, 2003

                                    SUMMARY

     BayCorp Holdings, Ltd. is offering to purchase up to 8,500,000 Shares at $14.85 per Share, net to the seller in cash, without interest on that amount. Through a question and answer format, this Summary will explain to you, the holders of the Shares, the important terms of the proposed transaction. This explanation will assist you in deciding whether to tender your Shares to the Company. This Summary serves only as an introduction, and the Company urges you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal in order to educate yourself on the details of the proposed tender Offer. Unless otherwise noted, cross-referenced text in this Summary refers to sections within this Offer to Purchase where additional information can be found.

Q1:   WHO IS OFFERING TO BUY MY SHARES?

A: The Company is offering to buy back up to 8,500,000 Shares in a self-tender offer. See "Introduction" and "Section 1. General Information about the Company, the Shares, and the Tender Offer."

Q2:   WHAT SECURITIES AND AMOUNTS OF SECURITIES ARE SOUGHT IN THE OFFER?

A: The Company is making the Offer to purchase up to 8,500,000 of the outstanding shares of its common stock, $.01 par value, which is referred to throughout this document as the "Shares," representing approximately 91% of the Shares taking into account all outstanding Shares and exercisable options to purchase Shares. The 8,500,000 Shares that the Company will purchase includes any current options to purchase Shares that directors elect to have the Company purchase and terminate, instead of that director exercising the option and tendering the Shares. The Company also may elect to reduce the number of Shares purchased in the Offer to a number of Shares that would not cause a 45% or greater "Change in Control," as that term is defined in Internal Revenue Code sec. 382, for the purpose of preserving the Company's ability to use its net operating loss carryforwards without limitation. See "Introduction," "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," and "Section 4. Position of the Board of Directors; Fairness of the Offer -- Interests of Certain Persons in the Offer."

Q3: WHAT HAPPENS IF SHAREHOLDERS TENDER MORE THAN 8,500,000 SHARES OR IF THE PURCHASE OF SHARES IS REDUCED TO AVOID A 45% CHANGE IN CONTROL?

A: If more than 8,500,000 Shares are tendered or if the Company exercises its discretion to reduce the number of Shares purchased in the Offer to a number of Shares that would not cause a 45% or greater Change in Control, then the Shares tendered will be subject to proration, or a proportionate reduction among all tendering shareholders in the number of tendered Shares that the Company will purchase in the Offer. In the event proration of the tendered Shares occurs, BayCorp will determine the proration percentage and pay for Shares to be purchased promptly after the Expiration Date. See "Introduction" and "Section 1. General Information about the Company, the Shares, and the Tender Offer."

Q4:   HOW MUCH IS THE COMPANY OFFERING TO PAY, AND WHAT IS THE FORM OF PAYMENT?

A: The Company is offering to pay $14.85 per Share, in cash, without interest. See "Introduction" and "Section 8. Purchase of Shares and Payment of the Purchase Price."

Q5:   WHAT IS THE PURPOSE OF THE OFFER?

A: The purpose of the Offer is to provide shareholders with liquidity for their Shares at a price that the Board of Directors of the Company believes is fair based upon its determination of a fair and reasonable value per Share. Due to the historically low trading volume of the Shares, the Board believed that it would be difficult for shareholders to sell Shares through stock market trading and

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

      realize fair value for those Shares. See "Introduction" and "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

Q6:   DOES THE COMPANY HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

A: Yes. The Company has recently completed the sale of its interests in the Seabrook Nuclear Generating Facility and will have cash on hand on February 1, 2003 of approximately $135 million, which will be sufficient to enable it to purchase the full number of Shares that the Company is offering to purchase as well as enable it to meet its financial obligations. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "Section
      12. Source and Amount of Funds."

Q7: IS THE COMPANY'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

A: Yes. The Company's financial condition may be relevant to your decision regarding whether or not to tender your Shares in the Offer because tendering your Shares in the Offer would end your ownership interest in the Company, which includes ending the chance to receive any possible future dividends or other payments in respect of the Shares, as well as any possible benefit from increases in the value of the Shares or risk that the value will decrease. For a summary of certain financial information regarding the Company, see "Section 14. Information About BayCorp -- Financial Information."

Q8:   HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

A: You have until 12:00 Midnight, Eastern Standard Time, on March 3, 2003 (the "Expiration Date"), to tender your Shares in the Offer. The Company will purchase all properly tendered and not properly withdrawn Shares promptly following the Expiration Date if the conditions to the Offer are then met. The Company may extend the Offer or waive unfulfilled conditions in its sole discretion. See "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 6. Procedure for Tendering Shares," "Section 8. Purchase of Shares and Payment of the Purchase Price," and "Section 11. Extension of the Offer; Termination; Amendment."

Q9:   HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A: If the Offer is extended past March 3, 2003, the Company will make a public announcement of the new Expiration Date. The Company will announce any extension no later than 9:00 A.M., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. See "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 6. Procedure for Tendering Shares," and "Section 11. Extension of the Offer; Termination; Amendment."

Q10:  WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

A: The Company is not obligated to purchase any Shares that are validly and properly tendered unless certain conditions are met. Most significantly, the Company can amend, postpone, or terminate the Offer, in its reasonable discretion, if, among other things:

        - the members of the Board of Directors of the Company reasonably conclude that the exercise of their fiduciary duties requires the Company to terminate the Offer;

        - the Company believes there are events that, in the reasonable discretion of the Company, may have a material adverse effect on the Company;

        - a tender offer for any or all of the Shares or a merger, business combination, or other similar transaction with or involving the Company has been proposed or announced;

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

        - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange;

        - any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the Company's reasonable judgment, have a material adverse effect on its business, operations, or prospects or the trading in the Shares;

        - any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on January 2, 2003;

        - a lawsuit or similar action is threatened or instituted against the Company challenging the Offer or, in the Company's reasonable discretion, resulting or having the potential to result in a material adverse effect on the Company or the Offer;

        - the Company reasonably believes that acceptance for payment of the tendered Shares would be illegal; or

        - the Company no longer has sufficient funding for the Offer.

       The Company reserves the right to waive any of the above conditions. See "Section 10. Conditions of the Offer."

Q11:  CAN THE COMPANY AMEND THE TERMS OF THE TENDER OFFER?

A: Yes. The Company reserves the right, in its sole discretion, to amend the Offer in any respect. See "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 6. Procedure for Tendering Shares," "Section 8. Purchase of Shares and Payment of the Purchase Price" and "Section 11. Extension of the Offer; Termination; Amendment."

Q12:  HOW DO I FIND OUT IF THE COMPANY AMENDS THE TERMS OF THE TENDER OFFER?

A: The Company will announce any amendment to the Offer by making a public announcement of the amendment. In the event of a termination or postponement of the Offer, the Company will also give written or oral notice to American Stock Transfer and Trust Company, the Depository, in connection with the Offer. See "Section 1. General Information about the Company, the Shares, and the Tender Offer" and "Section 11. Extension of the Offer; Termination; Amendment."

Q13:  HOW DO I TENDER MY SHARES?

A: If you hold your Shares "of record," you can tender your Shares by completing and sending the enclosed Letter of Transmittal along with any other documents required by the Letter of Transmittal and your stock certificates to American Stock Transfer and Trust Company at the address listed on the enclosed Letter of Transmittal. If your broker holds your Shares in "street name" for you, you must contact your broker and direct your broker to tender your Shares. See "Section 6. Procedures for Tendering Shares."

--------------------------------------------------------------------------------

                  TO PROPERLY TENDER SHARES, SHAREHOLDERS MUST
                  VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.
--------------------------------------------------------------------------------

Q14:  HOW AND WHEN WILL I BE PAID?

A: If your Shares are purchased in the Offer, you will be paid the purchase price, in cash, without interest, promptly following the Offer and the acceptance of the Shares for payment. There may be tax consequences to receiving this payment. See "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 3. United States Federal Income Tax Consequences," and "Section 8. Purchase of Shares and Payment
      of the Purchase Price."

Q15:  UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

A: You can withdraw tendered Shares at any time prior to the Expiration Date of March 3, 2003. If the Expiration Date is extended, you can withdraw tendered Shares at any time prior to the new Expiration Date. You can also withdraw tendered Shares if they are not accepted for payment by 12:00 midnight, Eastern Standard Time, on March 28, 2003. See "Section 7. Withdrawal Rights."

Q16:  HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

A: You can withdraw Shares that you have already tendered by sending a timely notice of withdrawal to American Stock Transfer and Trust Company, the Depository, at the address listed on the enclosed Letter of Transmittal. See "Section 7. Withdrawal Rights."

Q17:  WHAT DOES THE BOARD OF DIRECTORS THINK OF THE OFFER?

A: The Board of Directors of the Company has approved the Offer and believes that the Offer is fair to the unaffiliated shareholders of the Company based upon the Board's determination of a fair and reasonable value per Share. In approving the Offer, the Board's purpose was to afford shareholders an opportunity to receive cash for a number of Shares and a price per Share in excess of market trading volumes and prices while, at the same time, enabling shareholders who wish to maintain their investment in Shares, and to assume the benefits and risks of future operations, to do so.

      Despite such approval of the Offer, neither the Board of Directors nor the Company makes any recommendation as to whether you should tender or refrain from tendering your Shares, or authorizes any other person to make any recommendation regarding whether you should tender or refrain from tendering your Shares. You should discuss whether to tender your Shares with your broker or other financial or tax advisor. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "Section 4. Position of the Board of Directors; Fairness of the Offer."

--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF BAYCORP AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BAYCORP.
--------------------------------------------------------------------------------

Q18: DID THE BOARD OF DIRECTORS RECEIVE ANY OPINIONS OR REPORTS FROM INDEPENDENT FINANCIAL ADVISORS REGARDING THE FAIRNESS OF THE OFFER?

A: No. The Board of Directors did not receive any opinions or reports from outside financial advisors regarding the fairness of the Offer because the Company's assets consist primarily of cash and it has no material other business. See "Section 5. Reports, Opinions, and Appraisals."

Q19: DO ANY DIRECTORS OR EXECUTIVE OFFICERS OF THE COMPANY INTEND TO PARTICIPATE IN THE OFFER?

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A:    Yes. All directors and officers who own Shares have advised the Company that they intend to tender some or all of their Shares pursuant to the Offer, and all officers have advised the Board of Directors that they intend to exercise options to purchase Shares and tender some or all of those Shares acquired by such exercise. Additionally, each of the non-officer directors has advised the Board of Directors that he intends to surrender options to purchase Shares in exchange for payment of the difference between the Purchase Price and the option exercise prices. See "Section 4. Position of the Board of Directors; Fairness of the
      Offer -- Interests of Certain Persons in the Offer."

Q20:  WHAT IS HAPPENING TO STOCK OPTIONS FOR SHARES OF THE COMPANY?

A: The holder of any options to purchase Shares that are exercisable prior to the Expiration Date may exercise his or her options, and then tender the Shares pursuant to the Offer. As part of the Offer, there are no plans to accelerate the vesting of outstanding stock options. As a convenience to the Company and the option holders, the Company has offered to purchase and terminate all currently exercisable options to purchase Shares that are held by non-officer directors at a price equal to the difference between the exercise price of each option and the Purchase Price. This has the same effect on the Company, shareholders, and option holders as the option holders exercising and then immediately tendering such Shares, but avoids the administrative burden and expense to the Company and option holders of exercising. If the tendered Shares are subject to proration, then the number of options the Company will purchase from non-officer directors will be subject to equivalent proration. See "Section 1. General Information about the Company, the Shares, and the Tender Offer" and "Section 4. Position of the Board of Directors; Fairness of the
      Offer -- Interests of Certain Persons in the Offer."

Q21:  WILL THE COMPANY CONTINUE AS A PUBLICLY TRADED COMPANY?

A: Following completion of the Offer, the Company has no intention to delist the Shares from AMEX and terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended ("Exchange Act"), thus causing the Company to become a private company. The Company cannot be certain, however, that it will have sufficient "public float" after the Offer to remain listed on AMEX, in which case, Shares might be traded over the counter on "pink sheets." In the event the Company could not remain listed on AMEX, the Board of Directors may decide to terminate the Company's registration as a public company and engage in a transaction (at a price that the Board believed to be fair to the remaining shareholders) that would further reduce the number of shareholders or to liquidate and dissolve and distribute the value of the remaining assets to shareholders. Currently, the Company has no plans or intention to be delisted from AMEX, to be traded in pink sheets, to deregister the Shares, or to eliminate shareholders who do not tender all of their Shares in the Offer. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

Q22:  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

A: As explained in the answer to Q21 immediately preceding this answer, BayCorp's purchase of Shares in the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Although BayCorp cannot be certain, it anticipates that there will be a sufficient number of Shares outstanding following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of AMEX, BayCorp does not believe, but cannot guaranty, that its purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from AMEX. If, however, after the Offer the number of Shares outstanding, the number of shareholders, or the value of the Company's assets has been reduced to a level that AMEX determines to be insufficient to warrant continued listing on AMEX, then AMEX could begin the process of delisting the Shares from AMEX. Also, if after completion of the Offer, the number of holders of the Shares has been reduced to a number that would allow the Company to terminate the registration of the Shares, then the Company may seek to deregister its Shares such that it would no

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

      longer be required to file periodic reports, such as quarterly and annual reports, with the Securities and Exchange Commission. The Company also cannot predict whether the market prices of the Shares remaining outstanding following the Offer will be more or less than current market prices or less than the Purchase Price. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

Q23:  WHAT ARE THE COMPANY'S PLANS AFTER THE OFFER?

A: BayCorp believes the turmoil in the energy sector coupled with the broad industry knowledge and contacts of BayCorp's Board and management may create potentially attractive reinvestment opportunities for the Company. The fewer the number of Shares the Company purchases in the Offer, the greater the remaining assets will be with which the Company will be able to pursue those opportunities and the larger the opportunities will be that the Company will be able to pursue. Following the Offer, the Company's assets and resources will include the cash remaining after the Offer, net operating loss carryforwards of approximately $90 million, a long-term power supply contract with Unitil Power Corp., the Company's equity interest in HoustonStreet, and the experience and knowledge of the energy industry of its management and Board of Directors. The Company's current intention is to pursue opportunities in the energy sector that provide stable and predictable earnings and cash flow. Such businesses may be especially valuable to the Company because the Company's net operating loss carryforwards of approximately $90 million will be available to shelter otherwise taxable earnings. The strategic direction of the Company and the ability to execute that strategy are, however, highly dependent upon numerous factors including the amount of cash that remains after the Offer and, if necessary, the Company's ability to raise additional capital. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

Q24:  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A: On November 14, 2002, the last trading day before the announcement of the Offer, the closing market price of the Shares on AMEX was $13.25 per share. The Company suggests that you obtain a recent quotation for your Shares when deciding whether to tender your Shares. See "Section 13. Price Range of Shares; Dividends."

Q25:  IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE DISSENTERS' RIGHTS?

A: Dissenters' rights are not available in connection with the Offer. See "Section 4. Position of the Board of Directors; Fairness of the
      Offer -- No Appraisal or Dissenters' Rights."

Q26: WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAX IF I TENDER MY SHARES TO BAYCORP?

A: If you are a registered shareholder and tender your Shares directly to the Depository, you will not need to pay any brokerage commissions. If you hold Shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your Shares. See "Section 6. Procedure for Tendering Shares -- Brokerage Commissions" If you instruct the Depository in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See "Section 8. Purchase of Shares and Payment of the Purchase Price -- Stock Transfer Tax."

Q27: WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES TO BAYCORP?

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

A: Generally, you will be subject to United States federal income taxation when you receive cash from the Company in exchange for the Shares you tender. The cash you receive will be treated either as:

        - a distribution of property in redemption of your tendered Shares, which would be taxable as payment in exchange for your tendered Shares, resulting in gain or loss. The gain or loss might be eligible for capital treatment; or

        - a distribution of property with respect to your Shares, potentially resulting in one or more of the following tax consequences: a dividend subject to ordinary income tax rates, a tax-free return of capital, or taxable gain from the sale of property.

       See "Section 3. United States Federal Income Tax Consequences."

       YOU SHOULD CONSULT YOUR INDIVIDUAL TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER TO YOU.

Q28:  WHOM CAN I CONTACT IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

A: If you have questions about the terms of the Offer, you should contact Anthony M. Callendrello, Chief Operating Officer and Secretary of the Company, by mail at 51 Dow Highway, Suite 7, Eliot, Maine 03903, or by telephone at (207) 451-9573. If you have questions about the Letter of Transmittal or the procedures for tendering Shares, contact American Stock Transfer and Trust Company, the Depository, by mail at 59 Maiden Lane, New York, NY 10038, or by telephone at 1 (800) 937-5449. See "Additional Information."

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

                               TABLE OF CONTENTS

SECTION                                                       PAGE
-------                                                       ----
IMPORTANT PROCEDURES........................................    1
FORWARD-LOOKING STATEMENTS..................................    1
BAYCORP'S TENDER OFFER......................................    3
  Section 1. General Information about the Company, the
     Shares, and the Tender Offer...........................    3
SPECIAL FACTORS.............................................    6
  Section 2. Background and Purpose of the Offer; Certain
     Effects of the Offer; Plans of the Company After the
     Offer..................................................    6
  Section 3. United States Federal Income Tax
     Consequences...........................................   10
  Section 4. Position of the Board of Directors; Fairness of
     the Offer..............................................   14
  Section 5. Reports, Opinions, and Appraisals..............   23
PROCEDURES AND TERMS OF THE OFFER...........................   24
  Section 6. Procedures for Tendering Shares................   24
  Section 7. Withdrawal Rights..............................   27
  Section 8. Purchase of Shares and Payment of Purchase
     Price..................................................   28
  Section 9. Conditional Tender Procedures..................   29
  Section 10. Conditions of the Offer.......................   30
  Section 11. Extension of the Offer; Termination;
     Amendment..............................................   31
  Section 12. Source and Amount of Funds....................   32
INFORMATION ABOUT BAYCORP AND ITS SECURITIES................   33
  Section 13. Price Range of Shares; Dividends..............   33
  Section 14. Information About BayCorp.....................   33
  Section 15. Identity and Background of Certain Persons....   39
  Section 16. Information about BayCorp's Shares;
     Transactions, and Arrangements Concerning Shares.......   41
  Section 17. Legal Matters; Regulatory Approvals...........   44
MISCELLANEOUS...............................................   45
ADDITIONAL INFORMATION......................................   46

                              IMPORTANT PROCEDURES

     Any shareholder desiring to tender all or any portion of such shareholder's Shares must follow either of the following two procedures:

          (1) The Depository must receive all of the following before or on the Expiration Date at the Depository's address on the back page of this Offer:

     - (a) the certificates for the Shares or (b) a confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer described in "Section 6. Procedures for Tendering Shares," AND

     - one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees or (b) an "agent's message" of the type described in "Section
       6. Procedures for Tendering Shares," in the case of a book-entry transfer, AND

     - any other documents required by the Letter of Transmittal.

          OR

          (2) You must comply with the procedure for Guaranteed Delivery set forth in "Section 6. Procedures for Tender Shares." Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for Guaranteed Delivery.

--------------------------------------------------------------------------------

                  TO PROPERLY TENDER SHARES, SHAREHOLDERS MUST
                  VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.
--------------------------------------------------------------------------------

     If you have questions about the terms of the Offer, you should contact Anthony M. Callendrello, Chief Operating Officer and Secretary of the Company, by mail at 51 Dow Highway, Suite 7, Eliot, Maine 03903, or by telephone at (207) 451-9573. If you have questions about the Letter of Transmittal or the procedures for tendering Shares, contact American Stock Transfer and Trust Company, the Depository, by mail at 59 Maiden Lane, New York, NY 10038, or by telephone at 1 (800) 937-5449.

                           FORWARD-LOOKING STATEMENTS

     This document contains a number of forward-looking statements regarding the financial condition, results of operations and business of BayCorp Holdings, Ltd. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of the Offer. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will," and "potential" and other similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

     - the timing and occurrence or non-occurrence of events, including the conditions to the Offer, may be subject to circumstances beyond BayCorp's control;

     - regulatory and judicial decisions or legislation;

     - energy supply and demand and pricing;

     - contractual commitments;

     - availability, terms, and use of capital;

     - the Company's residual liabilities, including environmental liability, from the sale of the Company's Seabrook Station assets;

     - general economic and business environment;

     - changes in technology;

     - availability of future investment opportunities;

     - developments in the energy sector;

     - factors related to the business and operations of HoustonStreet;

     - certain post-closing adjustments and expenses related to the sale of the Company's interests in Seabrook Station; and

     - the factors set forth in the Company's Annual Report on Form 10-K/A, at page 17, (filed January 30, 2003) for the year ended December 31, 2001, which is incorporated herein by reference, under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Certain Factors That May Affect Future Results."

     All subsequent written and oral forward-looking statements concerning the Offer or other matters addressed in this document and attributable to the Company or any person acting on its behalf are qualified by these cautionary statements. BayCorp does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                             BAYCORP'S TENDER OFFER

SECTION 1. GENERAL INFORMATION ABOUT THE COMPANY, THE SHARES, AND THE TENDER OFFER.

     Pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), the Company has filed an Issuer Tender Offer Statement on Schedule TO ("Schedule TO") with the Securities and Exchange Commission (the "Commission"). The term "Expiration Date" with respect to the Offer means 12:00 Midnight, Eastern Standard Time, on Monday, March 3, 2003, unless BayCorp, in its sole discretion, extends the period of time during which the Offer will remain open. If extended by BayCorp, the term "Expiration Date" will mean the latest time and date at which the Offer, as extended, will expire. See "Section 11. Extension of the Offer; Termination; Amendment" for a description of BayCorp's right to extend, delay, terminate or amend the Offer.

     The Offer is not conditioned upon a minimum number of the Shares being tendered, but is subject to other conditions. The Company reserves the right to waive all the conditions to the Offer. See "Section 10. Conditions of the Offer."

     All of the Shares properly tendered and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer. See "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 6. Procedure for Tendering Shares," "Section 7. Withdrawal Rights," and "Section 8. Purchase of Shares and Payment of the Purchase Price."

     Shares properly tendered at the Purchase Price and not properly withdrawn will be purchased at the Purchase Price upon the terms and conditions of the Offer, including the odd lot, proration, and conditional tender provisions described below. All Shares BayCorp purchases will be purchased at the same price.

     The Company is making the Offer to purchase up to 8,500,000 of the outstanding Shares, representing approximately 91% of the Shares (including options currently exercisable or exercisable prior to the Expiration Date). If more than 8,500,000 Shares are tendered, Shares tendered will be subject to proration, except for odd lots. The 8,500,000 Shares that the Company will purchase includes any options to purchase Shares that have been granted to directors and are currently exercisable and that a director elects to have the Company purchase and terminate in lieu of the director exercising the option and tendering the Shares.(1) In addition, if the number and distribution of Shares tendered causes a 45% or greater change-in-control as that term is defined in Internal Revenue Code sec. 382 (a "Change-in-Control"), Shares tendered may, in the discretion of the Board of Directors of the Company, for the purpose of preserving the Company's ability to use its net operating loss carryforwards without limitation, be subject to proration, except for odd lots. In accordance with the rules of the Commission, BayCorp may, and BayCorp reserves the right to, purchase in the Offer an additional amount of Shares, not to exceed 2% of BayCorp's outstanding Shares, without amending or extending the Offer. See "Section 1. General Information about the Company, the Shares, and the Tender Offer -- Proration."

     All Shares tendered and not purchased because of proration or the conditional tender procedures, will be returned to you at the Company's expense as soon as practicable following the Expiration Date.

---------------

(1)All references in this Offer to Purchase to the purchase of 8,500,000 Shares or up to 8,500,000 Shares include in that number the repurchase by the Company of such options granted to directors, regardless of whether that is expressly stated. As a convenience to the Company and the option holders, the Company has offered to purchase and terminate all currently exercisable options to purchase Shares that are held by non-officer directors at a price equal to the difference between the exercise price of each option and the Purchase Price. This has the same effect on the Company, shareholders, and option holders as the option holders exercising and then immediately tendering such Shares, but avoids the administrative burden and expense to the Company and option holders of exercising. See the discussion of options held by non-employee directors in "Section 4. Position of the Board of Directors; Fairness of the
Offer -- Interests of Certain Persons in the Offer."

     On the Letter of Transmittal you can specify the order in which portions of your Shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered Shares are purchased in the Offer.

     You may withdraw your Shares from the Offer by following the procedures in "Section 7. Withdrawal Rights."

     If BayCorp:

     - increases or decreases the Purchase Price;

     - increases the number of Shares being sought in the Offer by more than 2% of BayCorp's outstanding Shares; or

     - decreases the number of Shares being sought in the Offer;

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described in "Section 11. Extension of the Offer; Termination; Amendment." For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. See "Section 10. Conditions of the Offer."

     Priority of Purchases. Upon the terms and conditions of the Offer, if 8,500,000 or fewer Shares (including requests for repurchase of director options) are properly tendered and not properly withdrawn, then BayCorp will purchase all properly tendered Shares at the Purchase Price.

     Upon the terms and conditions of the Offer, if more than 8,500,000 Shares (including requests for repurchase of director options) are properly tendered and not properly withdrawn or if BayCorp, in its discretion reduces the number of Shares purchased in the Offer to a number of Shares that would not cause a 45% or greater Change in Control, then BayCorp will purchase properly tendered Shares in the following order:

     - First, all Shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

          (i) tenders all Shares owned (beneficially or of record) by the odd lot holder at the Purchase Price (tenders of less than all the Shares owned will not qualify for this preference); and

          (ii) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

     - Second, after the purchase of all the Shares properly tendered by odd lot holders and subject to the conditional tender procedures described in "Section 9. Conditional Tender Procedures," all other Shares properly tendered, on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below.

As a result, all the Shares that you tender in BayCorp's Offer may not be purchased, even if they are properly tendered. This will occur if BayCorp receives more than 8,500,000 properly tendered Shares (including requests for repurchase of director options) or if BayCorp exercises its discretion to reduce the number of Shares purchased in the Offer to a number of Shares that would not cause a 45% or greater Change in Control.

     As noted above, BayCorp may elect to purchase more than 8,500,000 Shares in the Offer, subject to applicable law. If BayCorp does so, the preceding provisions will apply to the greater number of Shares.

     Odd Lots. For purposes of the Offer, the term "odd lots" means all Shares properly tendered before the Expiration Date and not properly withdrawn by any person, referred to as an "odd lot holder," who owns, beneficially or of record, a total of fewer than 100 Shares and certifies to that fact in the "Odd Lots" box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. To qualify for this preference, an odd lot holder must tender all Shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described in "Section 6. Procedure for Tendering Shares."

     This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares.

     Any odd lot holder wishing to tender all its Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     Proration. Proration of the number of Shares tendered by each tendering shareholder will occur if BayCorp receives more than 8,500,000 properly tendered Shares (including requests for repurchase of director options) or if BayCorp exercises its discretion to reduce the number of Shares purchased in the Offer to a number of Shares that would not cause a 45% or greater Change in Control. See "Section 3. United States Federal Income Tax Consequences." If the tendered Shares are prorated, the number of options the Company will purchase from non-officer directors who sell their options to the Company in lieu of exercising and then tendering the Shares acquired from such exercise (see "Section 4. Position of the Board of Directors; Fairness of the
Offer -- Interests of Certain Persons in the Offer") will also be purchased on a prorated basis.

     If proration of tendered Shares is required, BayCorp will determine the proration percentage and payment for accepted Shares will be made promptly following the Expiration Date. Subject to the conditional tender procedures described in "Section 9. Conditional Tender Procedures," proration for each shareholder tendering Shares, other than odd lot holders, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders other than odd lot holders.

     The preliminary results of any proration will be announced by press release and payment for accepted Shares will be made promptly after the Expiration Date. Shareholders may obtain preliminary proration information from American Stock Transfer and Trust Company, the Depository.

     As described in "Section 3. United States Federal Tax Consequences," the number of Shares that BayCorp will purchase from a shareholder under the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender Shares. The Letter of Transmittal affords each shareholder the opportunity to designate the order of priority in which Shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed in "Section 9. Conditional Tender Procedures" in order to structure their tender for federal income tax reasons.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE BOARD OF DIRECTORS OF THE COMPANY, OR THE DEPOSITORY MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE ITS, HIS, OR HER OWN DECISION REGARDING WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     BayCorp's principal executive offices are located at 51 Dow Highway, Suite 7, Eliot, Maine 03903. Its telephone number at that address is (207) 451-9573.

                                SPECIAL FACTORS

SECTION 2. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER.


     Background and Purpose of the Offer. On November 1, 2002, the Company closed the sale of its interests in Seabrook Station and received cash consideration of approximately $112.6 million for its interests in Seabrook Station (the "Closing"). For a discussion of the reasons and circumstances behind the sale of the Seabrook Station, see pages 4 through 16 of BayCorp's Definitive Proxy Statement on Schedule 14A filed with the SEC on October 11, 2002 (SEC File No. 001-12527), which the Company incorporates into this Offer to Purchase by reference. In its meetings prior to the Closing, the Board informally discussed a tender offer as one alternative among its strategic alternatives for the Company following its sale of Seabrook Station. Other alternatives included liquidation, distribution of assets, and dissolution and continuation of business with no distribution of cash to shareholders. There were similar, informal discussions at the Board's April 24, July 26, and October 29, 2002, meetings. At each of the January 29, April 1, April 12, April 24, July 26, and October 29, 2002 meetings, Company officers presented and the directors discussed estimates of the Seabrook Station sale proceeds and additional cash that the Company would have on hand following the Closing. In view of the uncertainty as to when the Closing would occur, the amount of the sale proceeds, and the cash balance following the sale, the Board of Directors did not attempt to determine a definite strategic direction or a tender offer price until after the Closing occurred.


     At the October 29, 2002 meeting, which was held only three days before the scheduled Closing, the Board of Directors engaged in an extended discussion of the use of a tender offer. The Board discussed the advisability and practicality of attempting to provide a mechanism such as a self-tender to enable shareholders to exit in advance of material investments by the Company, and considered whether the Company should remain a public company if a significant number of shareholders exited. The Board also discussed and considered the potential impact of a self-tender on the Company's use of its net operating loss carryforwards under Internal Revenue Code sec. 382 and AMEX's listing and delisting standards. The Board discussed the timing of the announcement of a tender offer should one be authorized. The Board agreed that the self-tender would be discussed further in a telephone meeting, to be held on November 8, 2002.

     During the November 8, 2002 meeting, the Board of Directors discussed that because the Shares have historically had a low trading volume, it appeared unlikely that there would be an opportunity for shareholders to sell significant numbers of Shares on the market. The average daily trading volume of the Shares for calendar year 2002 (through November 14, 2002) was approximately 9,561 Shares. Such low trading volumes make it difficult for shareholders to sell Shares and realize fair value. The Board discussed and considered alternatives that might be made available to provide shareholders the opportunity to realize cash in exchange for their Shares. To advance this objective, the Board discussed that the Company could determine a fair and reasonable value per Share for the Company and then offer to purchase, in an issuer tender offer, Shares held by any shareholder who desired to obtain cash for his or her Shares. Any shareholder who did not elect to tender all of his or her Shares would remain a shareholder of the Company as the Company determines its business direction after the sale of its Seabrook Station assets. The Board determined that it would be in the shareholders' best interests for the Company to provide an opportunity for shareholders to share in the Company's liquidity that resulted from the cash received at the Closing. The Board discussed the amount of cash then held by the Company following the Closing as well as the value of other, non-cash assets if the Company were to attempt to liquidate those other few assets.

     Among the other alternatives that the Board considered were (1) paying a dividend to all shareholders, (2) liquidating the Company and distributing the proceeds to the shareholders, and (3) reinvesting the Company's cash from the Seabrook sale in new operating assets. The Board recognized that a dividend could have disadvantageous tax consequences for many shareholders and would place the Board in the position of determining how much cash to distribute to shareholders rather than allowing each shareholder the opportunity to make that decision. The Board did not elect to pursue a liquidation and distribution because it would jeopardize the ability to realize full value for the Company's remaining non-cash assets, eliminate all potential value of net operating loss carryforwards, and preclude the Company from taking advantage of new opportunities in the marketplace. The Board did not elect to pursue the alternative of the Company reinvesting all of its cash because the Board believed that many shareholders desired a return of their investment in the Company. Low market trading volumes make it difficult for shareholders to sell Shares and realize fair value.

     At its January 22, 2003 telephone meeting, the Board of Directors again discussed the Offer, all directors having reviewed a draft of this Offer to Purchase that was delivered to them during the preceding week. The directors' discussion included the conditions that apply to closing the Offer, the events that would result in proration, and whether the Company's cash, other assets, and liabilities as of the date of the meeting were materially different from the earlier projections that the Board had considered in its previous meeting. The Board concluded that there was no material change in values and approved the Offer to Purchase.

     Certain Effects of the Offer. Consummation of the Offer will permit shareholders to receive cash for their Shares in an amount that materially exceeds the market price of the Shares (prior to the public announcement of the Offer) and is intended by the Board of Directors to represent a fair and reasonable value per Share of the Company. Any shareholders who do not tender all of their Shares will continue to participate in the risks and benefits associated with owning an equity interest in the Company. Some of the benefits include benefits of the profits, if any, generated by future operations and increases, if any, in the Company's value. The risks include, among other things, the risk of any decrease in the value of the Company. The Board believes the benefits and detriments of the Offer are the same to affiliates and unaffiliated security holders.

     There is no substantial benefit of the Offer to the Company. Possible detriments of the Offer to the Company include: the Offer will reduce the amount of the Company's cash which, in turn, may restrict the Company's ability to realize the full value of a deduction against New Hampshire business taxes and would reduce the cash available for use by the Company to pursue business opportunities; and the Offer may result in the Company being delisted by AMEX and "going private."

     The Shares are currently "margin securities" under the regulations of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. BayCorp believes but cannot be certain that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares purchased in the Offer will return to the status of authorized but unissued shares of capital stock of the Company and may be reissued from time to time as determined by the Board of Directors. The Company has no current plans for the issuance of the Shares repurchased pursuant to the Offer.

     Going Private. Because it is difficult to predict the likelihood of the Offer having the effect of being a "going private" transaction, the Company has incorporated into the Offer the disclosures required for a "going private" transaction.

     BayCorp's purchase of Shares in the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. While it is not intended, the Offer may have the effect of being a "going private" transaction for the Company. A "going private" transaction, defined in Rule 13e-3 promulgated under the Exchange Act includes a tender offer that has either a reasonable likelihood or a purpose of causing, directly or indirectly, the Shares to be held of record by less than 300 persons or delisted from AMEX. The Company does not intend, in making the Offer, to cause the Shares to be held by less than 300 persons or delisted from AMEX, nor can the Company determine whether the Offer is reasonably likely to have either of those effects.

     AMEX has established rules and policies with respect to the continued listing of securities on AMEX. In executing these policies, AMEX has established standards and identified events following which it will normally consider suspending dealings in or removing a security from listing (delisting) on AMEX. One such event that could lead to delisting is if the public distribution of a company's shares has become so reduced as to make further dealing on AMEX inadvisable. Although BayCorp cannot predict the likelihood of AMEX taking this position, the Offer may result in AMEX taking the position that the public distribution of BayCorp's Shares has become so reduced as to make further dealing on AMEX inadvisable. In such case, there is the possibility that AMEX could take action to determine whether BayCorp's stock should continue to be listed. AMEX will notify a listed company within 10 days of a determination that the company no longer meets the requirements for continued listing. A company then has 30 days from the receipt of the notice to submit a plan to bring the company into compliance with the continued listing requirements. Such a plan must identify how the company will return to compliance within 18 months of the receipt of the notice. Should AMEX not accept the plan, or if the company does not meet the continued listing requirements at the end of the 18-month period, then AMEX will promptly initiate delisting procedures. If the Company is forced to delist the Shares and does not qualify for listing on another exchange or in a consolidated quotation system, shares might continue to be traded as an unlisted company in an over-the-counter market, or "pink sheets," although there can be no assurance of any trading activity or level of liquidity should the Company's stock be delisted from AMEX.

     The Shares are registered under the Exchange Act, which requires, among other things, that BayCorp furnish certain information to BayCorp's shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of shareholders. BayCorp believes, although it cannot be certain, that its purchase of Shares in connection with the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. If, however, the number of remaining shareholders following the Offer is less than 300, then the Board of Directors could determine to terminate the registration of the Shares under the Exchange Act thereby terminating public, periodic reporting obligations. In such event, the Board of Directors might also determine that it is in the best interest of the Company to engage in a merger or other form of transaction (at a price that the Board believed to be fair to the remaining shareholders) that would have the effect of further reducing the number of shareholders. Currently, the Company has no plans or intention to be delisted from AMEX, to be traded in pink sheets, to deregister the Shares, or to eliminate shareholders who do not tender all of the Shares in the Offer.

     BayCorp's Plans After the Offer. BayCorp believes the turmoil in the energy sector coupled with the broad industry knowledge and contacts of BayCorp's Board and management may create potentially attractive reinvestment opportunities for the Company. The fewer shareholders that tender their Shares in the Offer, the more the remaining assets will be to pursue those opportunities and the larger the opportunities that the Company will be able to pursue. Building upon the foundation of the Company's assets and resources that remain after the Offer, BayCorp believes that it will be positioned to create value for shareholders. These assets and resources include the cash remaining after the Offer, approximately $90 million in net operating loss carryforwards, a long-term power supply contract with Unitil Power Corp., the Company's equity interest in HoustonStreet, and the experience and knowledge of the energy industry of its management and Board of Directors. The Company will also retain certain residual liabilities from the sale of its Seabrook interests, though the Company does not believe such residual liability to be material. The strategic direction of the Company and the ability to execute that strategy are, however, highly dependent upon the amount of cash that remains after the Offer and, if necessary, the Company's ability to raise additional capital.

     The Company's current intention is to pursue opportunities in the energy sector that provide stable and predictable earnings and cash flow. Such businesses may be especially valuable to the Company because the Company's net operating loss carryforwards of approximately $90 million will be available to shelter otherwise taxable earnings. It must be noted, however, that the value of the net operating loss carryforwards would be limited upon a "change of control" of the Company, as defined in section 382 of the Internal Revenue Code.

     Although the Company has not entered into any agreements with respect to specific reinvestment opportunities and no specific opportunity has yet been identified, the Company believes that there are a number of strategies that would satisfy these general criteria.

     One opportunity is the acquisition of generating assets located in the northeastern United States (within the geographic electric transmission areas managed by the New England Power Pool ("NEPOOL"), New York Power Pool and the PJM Interconnection) where many utilities and merchant energy companies have either purchased or built generation. This may be particularly true in NEPOOL, a region where competitive electric supply and the divestiture of generating assets by the local utilities occurred in the late 1990s. BayCorp believes that the current liquidity crisis in the energy sector has created and will continue to create opportunities to acquire generating assets and also potentially entire companies at attractive prices. Such assets could be acquired either on a wholly-owned or a jointly-owned basis. BayCorp might assume operating responsibility for such assets or be a non-operating owner. Generating assets with longer-term above-market contracts would clearly satisfy the goal of predictable earnings. However, such contracts are not a requirement for an asset to be considered.

     The Company also believes that opportunities may exist to acquire one or more contracts for power supply. Like a generating asset with an above-market contract, a power supply contract at an attractive price provides an opportunity to generate stable and predictable earnings.

     Each power supply opportunity will be evaluated on its own merits, although the Company expects to use some general investment criteria. For instance, the Company will consider whether or not the facility includes an above-market contract, the ability to transmit power into and out of the region where a facility is located, the capability of a facility to use different fuels, and the expansion capability of a plant site. Additional criteria may be considered should asset prices reach severely depressed levels and particularly attractive opportunities arise. A strategy that involves a mix of generating assets with and without above-market contracts may be followed to provide the Company with a balanced portfolio that allows it to realize earnings while being well positioned to take advantage of price volatility and demand growth.

     The Company believes that its power supply contract with Unitil Power Corp. is an asset that meets the criteria of generating stable, positive earnings and cash flow. This contract is for the around-the-clock sale of 9.06 megawatts of energy and capacity at $50.34 per megawatt-hour and is expected to generate positive earnings through the end of the contract in October 2010. Alternatively, the Company may seek to sell and monetize the Unitil Power Corp. contract.

     The Company is also willing to consider acquiring regulated utility assets. Regulated businesses provide stable earnings because they traditionally recover their cost of service and earn a regulated return on equity.

     In addition, the Company may invest in other energy-related investments including the development of its HoustonStreet subsidiary. There may also be opportunities unrelated to the energy sector that the Company identifies. The Company can offer no indication of what risks and opportunities might arise going forward or whether any opportunities may exist that are appropriate for the Company to pursue.

     Assets. As noted above, BayCorp's material assets following the Offer will be the cash remaining after the Offer, approximately $90 million in net operating loss carryforwards, a long-term power supply contract with Unitil Power Corp., the Company's equity interest in HoustonStreet, and the experience and knowledge of the energy industry of its management and Board of Directors.

     Liabilities. In addition to its obligations incurred in the ordinary course of business, BayCorp's liabilities and obligations following the Offer will include the residual liabilities from the sale of its Seabrook interests, though the Company does not believe such residual liability to be material.

     BayCorp's Federal Net Operating Loss Carryforwards. Taking the sale of Seabrook into account, it is anticipated that BayCorp will have consolidated net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $90 million. A portion of BayCorp's NOL carryforwards was incurred prior to November 1994 and is subject to an annual Section 382 limitation. BayCorp's NOL carryforwards remain subject to examination by the IRS and thus subject to possible reduction or limitation.

     Significant equity restructuring can result in a Section 382 ownership change that limits the future use of NOL carryforwards, certain recognized built-in losses, and other tax attributes. Such attributes include capital losses and general business credits. The Section 382 limitation applies on an annual basis to tax years ending after the date of the ownership change.

     A Section 382 ownership change generally occurs when, over a three-year testing period, the aggregate stock ownership percentage, by value, of direct or indirect "5% shareholders" has increased by more than 50-percentage points over such shareholders' lowest ownership percentages within the testing period. In general, Section 382 applies to consolidated NOL carryforwards on a group basis, with ownership changes determined by tracking ownership shifts of the group's common parent. The Offer is expected to result in Section 382 ownership increases to certain 5% shareholders.

     If a Section 382 ownership change is deemed to occur, the Section 382 limitation is computed by multiplying the fair market value of BayCorp's equity immediately prior to the ownership change by the long-term tax-exempt ("LTTE") rate. The LTTE rate is equal to 4.65% for January 2003. For purposes of the annual limitation, the value of a company that undergoes a Section 382 ownership change will be reduced if any of three situations apply:

          (a) The company is deemed to make a redemption or similar corporate contraction;

          (b) The company has substantial non-business assets (i.e., at least a third of the total assets); or

          (c) The company violates strict anti-stuffing rules.

     The annual limitation is also reduced to zero if the loss corporation does not maintain "continuity of business enterprise" (i.e., continues its historic business or utilizes its historic assets in an active business) for the two-year period following the ownership change.

     After the sale of the Company's Seabrook interest and the consummation of the Offer, it is unlikely that BayCorp will meet the continuity of business enterprise test. Thus, in the event of a Section 382 ownership change, BayCorp's NOL carryforwards may be reduced to zero and provide no future benefit.

     FOR THE PURPOSE OF PRESERVING THE COMPANY'S ABILITY TO USE ITS NOL CARRYFORWARDS WITHOUT LIMITATION, THE COMPANY'S BOARD OF DIRECTORS MAY, IN ITS DISCRETION, REDUCE THE NUMBER OF SHARES PURCHASED IN THE OFFER TO A NUMBER OF SHARES THAT WOULD NOT CAUSE A 45% OR GREATER CHANGE IN CONTROL.

     Investment Company Act of 1940. Despite having sold substantially all of its operating business assets in the Seabrook station sale, the Company is not an investment company subject to the provisions of the Investment Company Act of 1940 because it maintains substantially all of its assets as investments in cash items and government securities. However, in order to remain free of a requirement that it register as an investment company, in general, the Company must continue to limit its investments in that manner, as it awaits business reinvestment opportunities. The returns that the Company expects to realize on such cash items and government securities are small and investors should consider the limitations on the Company's investments in deciding whether to tender Shares.

SECTION 3.  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     General. The following discussion describes the material United States federal income tax considerations that are generally applicable to BayCorp and its United States holders of Shares who tender such Shares for cash pursuant to the Offer.

     This discussion is based upon information received from various sources and has not been audited or verified. Any material inaccuracies in the information may affect the stated conclusions regarding the tax consequences of the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations (including temporary regulations) promulgated thereunder, judicial authorities and current administrative rulings, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.

     This discussion addresses only shareholders who hold Shares as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, foreign persons, employee benefit plans, personal holding companies, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion," or "constructive sale" transaction for United States federal income tax purposes, or persons who received their Shares through the exercise of employee stock options or otherwise as compensation. Except as expressly stated below, this discussion does not address any state, local or foreign tax matters.

     This discussion applies only to "United States holders." For purposes of this discussion, a "United States holder" means:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in the United States or under the laws of the United States, any state or of any political subdivision thereof;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a United States court and that has one or more United States persons who have the authority to control all of its substantial decisions.

     HOLDERS OF SHARES ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FEDERAL, STATE, LOCAL AND FOREIGN) OF THE OFFERING TO THEM. BAYCORP IS NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONSUMMATION OF THE OFFERING AS TO ANY HOLDERS OF SHARES, NOR IS BAYCORP OR THEIR COUNSEL RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

     Summary of Federal Tax Treatment to BayCorp Stockholders. A purchase of Shares pursuant to the Offer will constitute a "redemption" under the Code and will be a taxable transaction for United States federal income tax purposes. If the redemption qualifies as a sale of Shares by a shareholder under Section 302 of the Code, the shareholder will recognize gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the shareholder's tax basis in the Shares surrendered pursuant to the Offer. If the redemption does not qualify as a sale of Shares under Section 302, the shareholder will be treated as receiving a distribution of property with respect to stock. One characteristic of this distribution is that the shareholder might be treated as receiving a dividend taxable as ordinary income in an amount equal to the cash received pursuant to the Offer and to the extent of BayCorp's accumulated or current earnings and profits.

     As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of Shares owned by the shareholder (including any Shares constructively owned by the shareholder) and the number of Shares that are purchased from the shareholder in the Offer. The Offer might not produce uniform tax treatment for all shareholders. One shareholder might receive sale treatment and another might receive dividend treatment. A shareholder desiring to obtain sale treatment, therefore, may want to make a conditional tender, as described in Section 9, to make sure that a minimum number of his or her Shares (if any) are purchased.

     Sale Treatment to BayCorp Stockholders. Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such redemption (i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete redemption" of all of the shareholder's stock in BayCorp Holdings, Ltd. (iii) qualifies for partial liquidation treatment to noncorporate shareholders, or
(iv) is "not essentially equivalent to a dividend" with respect to the shareholder.

     The sale of Shares will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the stockholders satisfies the following three requirements:

          (a) after the sale, the shareholder owns less than 50% of the total combined voting power of all classes of outstanding stock entitled to vote;

          (b) the shareholder's percentage of the total outstanding voting stock immediately after the purchase is less than 80% of the shareholder's percentage of the total outstanding voting stock immediately before the purchase; and

          (c) the shareholder's percentage of outstanding common stock (whether voting or non-voting) immediately after the purchase is less than 80% of the shareholder's percentage of outstanding common stock (whether voting or non-voting) immediately before the purchase.

     The sale of Shares will be deemed to result in a "complete redemption" if either (a) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (b) all the Shares actually owned by the shareholder are sold pursuant to the Offer and the shareholder is eligible to waive (and effectively waives) constructive ownership of any other Shares under procedures described in Section 302 of the Code.

     A distribution by BayCorp to noncorporate shareholders in redemption of their Shares will qualify for partial liquidation treatment if it is not essentially equivalent to a dividend (determined at the corporate rather than the shareholder level), is pursuant to a plan, and occurs within the tax year in which the plan is adopted or within the succeeding tax year. For purposes of qualifying as a partial liquidation, "not essentially equivalent to a dividend" is defined as a corporate contraction by means of a distribution of the assets (or sale proceeds) of a qualified trade or business.

     The sale of Shares may be "not essentially equivalent to a dividend" if the sale results in a "meaningful reduction" of the shareholder's proportionate interest in BayCorp. Whether the sale will be considered as "not essentially equivalent to a dividend" depends on the particular shareholder's facts and circumstances. The Internal Revenue Service has ruled that where a shareholder has a de minimis interest in a corporation whose shares are publicly traded, a redemption will not be treated as substantially equivalent to a dividend (and will therefore qualify for exchange treatment) if there is a reduction, however small, in the shareholder's proportionate interest. The Internal Revenue Service has also ruled that in the case of a shareholder who holds less than one percent of a publicly traded corporation's outstanding stock, a redemption will not qualify for exchange treatment if the pro rata stock interest of the shareholder is not reduced. Any shareholder intending to rely upon the "not essentially equivalent to a dividend" test should consult such shareholder's own tax advisor as to its application in the shareholder's particular situation.

     In determining whether any of the above tests are satisfied, a shareholder must take into account not only Shares that are actually owned by the shareholder, but also Shares that are constructively owned by the shareholder within the meaning of Section 318 of the Code.

     Under Section 318, a shareholder is deemed to own Shares actually owned, and in some cases constructively owned, by certain related individuals and entities. A shareholder is also deemed to own Shares that the shareholder has the right to acquire by exercise of an option or conversion or exchange of a security. An individual shareholder is considered to own Shares owned directly or indirectly by or for his spouse and his children, grandchildren and parents. In addition, a shareholder is considered to own a proportionate number of Shares owned by trusts or estates in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner and by corporations in which the shareholder owns directly or indirectly 50% or more in value of the stock. Similarly, Shares directly or indirectly owned by beneficiaries of estates or trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities. Stock constructively owned by a person generally is treated as being owned by that person for the purpose of attributing ownership to another person.

     Shareholders should be aware that their ability to satisfy any of the foregoing tests also may be affected by proration pursuant to the Offer. Therefore, unless a shareholder makes a conditional tender (see "Section 9. Conditional Tender Procedures"), the shareholder (other than an odd lot holder who tenders all of his or her Shares) can be given no assurance, even if the shareholder tenders all of the shareholder's Shares, that BayCorp will purchase a sufficient number of such Shares to permit the shareholder to satisfy any of the foregoing tests. Shareholders also should be aware that an acquisition or disposition of Shares in the market or otherwise as part of a plan that includes the shareholder's tender of Shares pursuant to the Offer might be taken into account in determining whether any of the foregoing tests is satisfied. Shareholders are urged to consult their own tax advisors with regard to whether acquisitions from or sales to third parties, including market sales, and a tender may be so integrated.

     If any of the foregoing four tests is satisfied, the shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the shareholder's tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares that were acquired in a single transaction). The recognized gain or loss will be capital gain or loss if the Shares are held as a capital asset, and will be long-term capital gain or loss if the Shares have been held for longer than one (1) year. Certain limitations apply to the deductibility of capital losses by United States holders.

     Distribution Treatment to BayCorp Stockholders. If none of the foregoing four tests under Section 302 of the Code is satisfied, the shareholder generally will be treated as having received a distribution of property with respect to stock pursuant to Section 301 of the Code. The distribution will be a dividend to the shareholder, which is taxable as ordinary income, in an amount equal to the amount of cash received by the shareholder pursuant to the Offer, to the extent BayCorp has sufficient accumulated or current earnings and profits. To the extent the amount of the distribution exceeds that holder's share of BayCorp's current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital to the extent of that holder's adjusted tax basis in the tendered Shares. To the extent the amount of the distribution exceeds the holder's basis in the tendered Shares, any remainder will be treated as gain from the sale of property (as described above, this gain may or may not be long-term capital gain). As of the date of this Offer to Purchase, BayCorp has no current or accumulated earnings and profits, but the current earnings and profits as of December 31, 2003, if any, cannot currently be determined.

     Treatment of Dividend Income for Corporate Shareholders. In general, any income that is treated as a dividend received by a domestic corporation pursuant to the rules described above will be eligible for certain percentage dividends-received deductions under Section 243 of the Code, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and the holding period requirement of
Section 246 of the Code. In the case of any redemption of stock that is not pro rata as to all stockholders, any amount treated as a dividend under the rules of
Section 302 is treated as an "extraordinary dividend" subject to the provisions of Section 1059 of the Code regardless of the shareholder's holding period or the amount of the dividend. Under Section 1059 of the Code, a corporate shareholder must reduce the tax basis of its stock (but not below zero) by the portion of any "extraordinary dividend" that is deducted under the dividends received deduction and, if such portion exceeds the shareholder's tax basis for the stock, must treat any such excess as additional gain from the sale or exchange of such stock for the taxable year in which the extraordinary dividend is received.

     Corporate stockholders should consult their own tax advisors particularly as to the application of Section 1059 to the Offer.

     BayCorp Shareholders Who Do Not Receive Cash Under the Offer. Shareholders whose Shares are not purchased by BayCorp under the Offer will not incur any tax liability as a result of the completion of the Offer.

     Federal Tax Treatment to BayCorp. Pursuant to Section 311(a) of the Code, a corporation does not recognize gain or loss on the distribution (not in complete liquidation) of its stock or rights to acquire its stock to its shareholders. However, a corporation generally must recognize gain (but not loss) on the distribution to its shareholders of appreciated property. Thus, gain is recognized to the extent that the distributed property's fair market value exceeds its adjusted basis. In applying the gain recognition rules of
Section 311 of the Code, fair market value is the aggregate value of the distributed property.

     The Offering anticipates only cash being exchanged for BayCorp's Shares. Because the cash will not have appreciated tax gain, there should be no taxable gain to BayCorp on the exchange/distribution.

     BayCorp's Federal Net Operating Loss Carryforwards. After the sale of the Seabrook interest, it is anticipated that BayCorp will have consolidated NOL carryforwards for federal income tax purposes of approximately $90 million. A portion of BayCorp's NOL carryforwards was incurred prior to November 1994 and is subject to an annual Section 382 limitation. BayCorp's NOL carryforwards remain subject to examination by the IRS and thus subject to possible reduction or limitation.

     Federal Tax Consequences to BayCorp's NOL Carryforwards from the Redemption. Significant equity restructuring often results in a Section 382 ownership change that limits the future use of NOL carryforwards, certain recognized built-in losses, and other tax attributes. Such attributes include capital losses and general business credits. The Section 382 limitation applies on an annual basis to tax years ending after the date of the ownership change. The Section 382 limitation reduces the value of BayCorp's pre-ownership change NOL carryforwards by restricting BayCorp's (or a successor entity's) subsequent rate of return from the NOL carryforwards to that of an investment in certain securities.

     A Section 382 ownership change generally occurs when, over a 3-year testing period, the aggregate stock ownership percentage, by value, of direct or indirect "5% shareholders" has increased by more than 50 percentage points over such shareholders' lowest ownership percentages within the testing period. In general, Section 382 applies to consolidated NOL carryforwards on a group basis, with ownership changes determined by tracking ownership shifts of the group's common parent. A number of Shares could be tendered in the Offer that would result in Section 382 ownership increases to certain 5% shareholders.

     If a Section 382 ownership change is deemed to occur, the Section 382 limitation is computed by multiplying the fair market value of BayCorp's equity immediately prior to the ownership change by the long-term tax-exempt ("LTTE") rate. The LTTE rate is equal to 4.65% for January 2003. For purposes of the annual limitation, the value of a company that undergoes a Section 382 ownership change will be reduced if any of three situations apply:

          (a) The company is deemed to make a redemption or similar corporate contraction;

          (b) The company has substantial non-business assets (i.e., at least a third of the total assets); or

          (c) The company violates strict anti-stuffing rules.

     The annual limitation is also reduced to zero if the loss corporation does not maintain "continuity of business enterprise" (i.e., continues its historic business or utilizes its historic assets in an active business) for the two-year period following the ownership change.

     After the sale of the Company's Seabrook interest and the consummation of the Offer, it is unlikely that BayCorp will meet the continuity of business enterprise test. Thus, in the event of a Section 382 ownership change, BayCorp's NOL carryforwards may be reduced to zero and provide no future benefit. For the purpose of preserving the Company's ability to use its NOL carryforwards without limitation, the Company's Board of Directors may, in its discretion, reduce the number of Shares purchased in the Offer to a number of Shares that would not cause a 45% or greater Change in Control.

     Backup Federal Income Tax Withholding. Under certain circumstances, United States holders of the Shares may be subject to backup withholding at a 30% rate with respect to the amount of consideration received pursuant to the offers, unless the holder provides proof of an applicable exemption or a correct taxpayer identification number on the attached substitute Form W-9 and otherwise complies with applicable requirements of the backup withholding rules. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. BAYCORP URGES YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

SECTION 4.  POSITION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE OFFER.

     Position of the Board of Directors. On November 14, 2002, the Board of Directors of the Company approved the Offer by unanimous vote. All members of the Board of Directors, including all those who are not employees, participated in the vote. All directors believe that the Offer represents a fair and reasonable value per Share and, therefore, is fair to shareholders of the Company who are not officers, directors, or controlling shareholders. In doing so, the Board's purpose was to afford shareholders an opportunity to receive cash for a number of Shares and a price per Share in excess of market trading volumes and prices while, at the same time, enabling shareholders who wish to maintain their investment in Shares and to assume the benefits and risks of future operations, to do so.

     The Board of Directors believes that the Purchase Price is such that the value of each Share remaining outstanding following the Offer has the potential to be greater than the Offer Price. There is no way to determine whether the market price or intrinsic value of each Share remaining outstanding following the closing of the Offer will be greater than or less than the Offer Price.

     The Board of Directors does not, however, make any recommendation to shareholders regarding whether to tender or refrain from tendering the Shares beneficially held by them. Each shareholder must make its, his, or her own decision regarding whether to tender Shares and, if so, how many Shares to tender. The Offer is being made to all holders of the Shares, including directors and officers of the Company, each of whom has advised the Company that he or she intends to participate in the Offer with some or all of his or her Shares or options.

     Fairness of Offer. In reaching its determination that the Offer represents a fair and reasonable value per Share and, on that basis, is fair to the Company's unaffiliated shareholders, the Board of Directors valued each of the assets and liabilities of the Company. The Board considered the Company's current assets including cash and cash equivalents, accounts receivable, prepayments, and funds escrowed as part of the sale of its Seabrook interests. The Board also considered the Company's current and anticipated liabilities, which include purchased power, accrued employee incentives and severance payable, accrued state income taxes, and final adjustments to the proceeds from the sale of the Company's Seabrook interests. The Board valued other non-liquid assets (Unitil Power Corp. contract and Enron bankruptcy claim) as well as the residual liabilities from the sale of the Company's Seabrook interests. The Board determined that the net value of such assets and liabilities as of January 31, 2003, would be equivalent to approximately $14.85 per Share. The Board did not attribute value to its interest in HoustonStreet, future distributions from its Nuclear Electric Insurance Limited ("NEIL") policies, or the net operating loss carryforwards because of the contingent or uncertain value of those items. If the Company continues its business through 2007, it will be eligible to receive annual distributions from its NEIL insurance policies. The 2003 NEIL distribution is estimated to be approximately $140,000. However, future distributions may be higher or lower depending on the investment performance of NEIL's funds and the amounts of claims that have been or are expected to be paid.

     The Board of Directors also considered the following additional factors:

     - that the Company has sold substantially all operating assets for cash and has no substantial remaining business operation and that its value as a going concern is not a reliable measure of fair value;

     - uncertainty as to post-Closing purchase price adjustments and other post-Closing Seabrook Station expenses;

     - the lack of liquidity of certain assets such as the Company's interest in HoustonStreet, the Unitil Power Corp. contract and the NEIL insurance distributions;

     - the historical market prices and trading activity of the Shares, including the fact that the average closing price and the average trading volume of the Shares for calendar 2002 (through November 14, 2002) were approximately $11.40 and 9,561 Shares per day;


     - the current market price for the Shares of $13.35 on November 8, 2002, the day the Board voted to approve the Offer and set the offer price;


     - the structure of the Offer, which is designed, among other things, to result in the receipt by the shareholders of cash consideration at the earliest practicable time without any brokerage fees;

     - the fact that the Company has never declared a dividend to its shareholders, and the expectation that no dividend would be paid in the foreseeable future;


     - the intention of the Board of Directors to continue the Company as a going concern; and

     - the fact that the small market for the Shares provides limited liquidity for shareholders to liquidate or add to their investments.

Each of these factors contributed positively to the Board's determination that the Offer is fair to the Company's unaffiliated shareholders.


     The following factors did not appear relevant to the Board's discussions and the Board did not consider them in its determination of the fairness of the
Offer:


     - any reports, opinions or appraisals from outside parties; none were obtained by the Board because the Company's assets are substantially comprised of highly liquid assets, such as cash and cash equivalents, and the Company has no substantial business operations;

     - any firm offers by unaffiliated persons during the past two years regarding mergers or consolidations with other companies, the sale of all or substantially all the Company's assets, or the purchase of a controlling portion of the Company's securities; other than the Seabrook sale, none were received; and

     - the purchase prices paid under the "10b-18" stock repurchase program discussed on page 18 below; all such purchases were made at market prices, a factor that was considered and described above.


     The Board of Directors considered the liquidation value of the Company's assets and liabilities and the net book value as the most important factors in determining the purchase price. However, certain of the Company's assets may have greater value, and certain liabilities may be greater, in the event that the Company is able to continue its business following the Offer than the value of those assets and liabilities would be in the event that the Company were to liquidate and dissolve. In particular, the Company may realize greater value from its then-existing NOL carryforwards, power supply contract with Unitil Power Corp., interest in HoustonStreet, NEIL insurance distributions, and state tax deduction opportunities. Following the Offer, however, there can be no assurance that the Company can realize value for such assets or continue its business. If it does continue its business, any of those assets may have greater or lesser value, and the Company's liabilities may also be greater or lesser, following the Offer, than presently anticipated. Further, if the Company continues its business, then it may be eligible for a deduction against New Hampshire business taxes that could result in tax savings ranging from $0 to $3.8 million.


     In light of the number and variety of factors that the Board of Directors considered in connection with their evaluation of the Offer, they did not find it practicable to assign relative weights to the foregoing factors other than assigning greatest weight to the valuation of each asset and liability. The Board also did not delineate whether particular factors weighed in favor or against the fairness of the Offer to unaffiliated shareholders.

     In connection with its deliberation, the Board of Directors considered the value of substantially all of the Company's assets and liabilities to be a relevant measure of valuation primarily because the Company is so highly liquid, it has no substantial remaining business operations, and the most logical alternative to the Offer for the Company is complete liquidation and dissolution and distribution to all shareholders.


     In addition to the substantive fairness determination described above, the Board considered issues related to procedural fairness to unaffiliated shareholders. The Board of Directors is not required to seek the approval or authorization of the shareholders to make the Offer. Furthermore, directors who are not BayCorp employees did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Offer or preparing a report concerning the fairness of the Offer. Despite the fact that shareholder approval of the Offer is not required and was not sought and that an unaffiliated representative was not retained on behalf of unaffiliated shareholders, the Board determined that the Offer was fair to unaffiliated shareholders because all directors who are not also employees of the Company voted to approve the Offer and BayCorp had not received any offers from unaffiliated persons for the merger or consolidation of the Company, the sale of all or substantially all the Company's assets (except the Seabrook sale), or the purchase of a controlling number of the Shares.

     The Board of Directors approved a tender offer rather than other alternative transactions that might have required a shareholder vote because such alternative transactions would not have accomplished all of the Board's objectives to:

     - enable shareholders to sell Shares and realize fair value;

     - provide shareholders the opportunity to determine how much cash should be distributed to them;

     - secure favorable capital gains treatment for many shareholders receiving cash for their Shares;

     - provide shareholders the opportunity to remain invested in the Company;

     - preserve the Company's opportunity to realize full value for its remaining non-cash assets and net operating loss carryforwards; and

     - allow the Company to take advantage of new opportunities in the marketplace.

     The Board did not engage an unaffiliated representative for unaffiliated shareholders because of the Board's view that the benefits and detriments of the Offer are the same to affiliates and unaffiliated shareholders, no group of affiliates is seeking to acquire or consolidate control of the Company, and the Board does not anticipate that a consolidation of control by an affiliate or any other person will occur as a result of the Offer.

     In the Offer, no shareholders or class of shareholders will be treated differently from any other shareholders or class of shareholder. Shares will be purchased from any tendering Director, executive officer, and shareholders holding more than 5% of the Shares on the same basis as all other shareholders.

     No Appraisal or Dissenter's Rights. No dissenter's or appraisal rights are available to stockholders in connection with the Offer.

     Interests of Certain Persons in the Offer.

 AFFILIATES

     A group consisting of Leon Cooperman, Omega Capital Partners, L.P., Omega Institutional Partners, L.P., and Omega Advisors , Inc. (the "Omega Group") has sole or shared voting or dispositive power over 2,230,900 Shares, as of January 2, 2003. The group has advised the Company that it currently intends to tender the majority of its Shares.

     A group consisting of Elliott Associates, L.P., Elliott International, L.P., Elliott International Capital Investors, Inc. has sole or shared voting or dispositive power over 1,940,808 Shares, as of December 1, 2002. The group has advised the Company that it currently intends to tender the majority of its Shares.

 OFFICERS AND DIRECTORS

     In considering the Offer and the fairness of the consideration to be received in the Offer, shareholders should be aware that certain officers and directors of the Company have interests in the Offer that are described below. Their interests may present them with certain actual or potential conflicts of interest.

     As of December 1, 2002, the directors and executive officers beneficially owned 1,134,001 Shares (which includes 851,501 Shares that may be acquired within 60 days of December 1, 2002 pursuant to outstanding stock options), which constitute approximately 12.2% of the aggregate number of Shares currently issued and outstanding, or that may be acquired within 60 days of December 1, 2002 pursuant to outstanding stock options.

     The holder of any option to purchase Shares that are exercisable prior to the Expiration Date may exercise his or her options, and then tender the Shares pursuant to the Offer. As part of the Offer, there are no plans to accelerate the vesting of outstanding stock options. As a convenience to the Company and the option holders, the Company has offered to purchase and terminate all currently exercisable options to purchase Shares that are held by non-employee directors, at a price equal to the difference between the exercise price of each option and the Purchase Price. If the tendered Shares purchased are subject to proration, the purchase of options by the Company will be subject to an equivalent proration.

 OFFICERS

     Frank W. Getman Jr., the Company's President, Chief Executive Officer, and Chairman of the Board of Directors, owns 59,250 Shares and options to acquire 311,500 Shares that are currently exercisable at exercise prices ranging from $4.90 to $12.22. Mr. Getman has advised the Company that he currently intends to exercise approximately 140,366 of his options and then tender the Shares acquired upon such exercise. Mr. Getman has indicated that he intends to use a large portion of his proceeds from the tender to exercise all 81,134 of his remaining incentive stock options. He plans to hold the 81,134 Shares he acquires from that exercise along with the 59,250 Shares he currently owns. Mr. Getman also intends to continue to hold his non-qualified options to purchase 90,000 Shares.

     Anthony M. Callendrello, the Company's Secretary and Chief Operating Officer, owns options to acquire 76,667 Shares that are currently exercisable at exercise prices ranging from $8.875 to $10.25 that are currently exercisable. Mr. Callendrello has advised the Company that he currently intends to exercise 40,000 of his options and then tender the Shares acquired upon such exercise. Mr. Callendrello has indicated that he intends to use a large portion of the proceeds from the tender to exercise 21,097 of his remaining options. He plans to hold the 21,097 Shares he acquires from that exercise. Mr. Callendrello also holds 43,333 options that will become exercisable over the next 15 months.

     Patrycia T. Barnard, the Company's Treasurer and Vice President of Finance, owns 17,200 Shares and options to acquire 60,000 Shares that are currently exercisable at exercise prices ranging from $4.45 to $12.6875. Ms. Barnard has advised the Company that she currently intends to tender all 17,200 of her Shares. She has also advised the Company that she currently intends to exercise all of her options and then tender the Shares acquired upon such exercise.

 DIRECTORS

     Alexander Ellis III, a member of the Company's Board of Directors, owns 750 Shares and options to acquire 80,000 Shares at exercise prices ranging from $8.875 to $12.22 that are currently exercisable or exercisable. Mr. Ellis has advised the Company that he currently intends to tender all 750 of his Shares. He has also advised the Company that he currently intends, instead of exercising certain of his options and then tendering the Shares acquired upon such exercise, to surrender at least 60,000 (75%) of his options to the Company, which will terminate the options in exchange for payment from the Company of the difference between the Purchase Price and the option exercise prices.

     Stanley I. Garnett II, a member of the Company's Board of Directors, owns options to acquire 43,334 Shares at exercise prices ranging from $2.88 to $9.05 that are currently exercisable. Mr. Garnett has advised the Company that he currently intends, instead of exercising his options and then tendering the Shares acquired upon such exercise, to surrender all of his options to the Company, which will terminate the options in exchange for payment from the Company of the difference between the Purchase Price and the option exercise prices.

     James S. Gordon, a member of the Company's Board of Directors, owns 50,000 Shares and options to acquire 60,000 Shares at exercise prices ranging from $9.05 to $12.22 that are currently exercisable. Mr. Gordon has advised the Company that he currently intends to tender 80% of his Shares and, instead of exercising his options and then tendering the Shares acquired upon such exercise, to surrender 80% of his options to the Company, which will terminate the options in exchange for payment from the Company of the difference between the Purchase Price and the option exercise prices.

     Michael R. Latina, a member of the Company's Board of Directors, owns options to acquire 80,000 Shares at exercise prices ranging from $2.88 to $9.05 that are currently exercisable. Mr. Latina has advised the Company that he has not yet determined whether he will exercise any of his options and, if so, to sell, tender, or hold any of the Shares acquired upon such exercise.

     Lawrence M. Robbins, a member of the Company's Board of Directors, owns options to acquire 80,000 Shares at exercise prices ranging from $6.875 to $12.22 that are currently exercisable. Mr. Robbins has advised the Company that he currently intends, instead of exercising certain of his options and then tendering the Shares acquired upon such exercise, to surrender 50% (40,000) of his 80,000 options to the Company, which will terminate the options in exchange for payment from the Company of the difference between the Purchase Price and the option exercise prices.

     John A. Tillinghast, a member of the Company's Board of Directors, owns 154,940 Shares and options to acquire 60,000 Shares at exercise prices ranging from $8.875 to $10.25 that are currently exercisable. Mr. Tillinghast has advised the Company that he currently intends to tender a large portion of the Shares that he owns, but has not indicated the specific number of Shares that he plans to tender. He has also advised the Company that he currently intends, instead of exercising his options and then tendering the Shares acquired upon such exercise, to surrender all of his options to the Company, which will terminate the options in exchange for payment from the Company of the difference between the Purchase Price and the option exercise prices.

     To BayCorp's knowledge, no affiliate, executive officer, or director of the Company has made any recommendation either in support of or opposed to the Offer.

     Certain Transactions and Agreements Involving Shares. Except as described in this Section 4, based on the Company's records and on information provided to the Company by its directors and executive officers, neither the Company, nor any associate or subsidiary of the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates or affiliates of any of the foregoing, has effected any transactions involving the Shares during the 60 business days prior to the date hereof. Except as otherwise described in this paragraph, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors, or executive officers is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents, or authorizations.

     On October 24, 2001, the Company announced a program under which it would purchase Shares in compliance with Rule 10b-18 under the Securities Act (the "10b-18 Program"). If an issuer complies with the requirements of Rule 10b-18, the rule provides a safe harbor against claims that an issuer's purchase of its own securities is fraudulent because of the time and manner of sale, or the amount of securities purchased. Since the Company announced the 10b-18 Program, the Company has purchased 126,929 Shares under the 10b-18 Program at prices ranging from a low of $9.00 to a high of $13.00. The 10b-18 Program has been in effect for approximately 15 months. The table that follows shows the range of prices paid and the average price of Shares purchased pursuant to the 10b-18 Plan for each quarter since the 10b-18 Plan was announced.

FISCAL QUARTER                                                HIGH     LOW     AVERAGE
--------------                                               ------   ------   -------
2001:
  First Quarter............................................     N/A      N/A      N/A
  Second Quarter...........................................     N/A      N/A      N/A
  Third Quarter............................................     N/A      N/A      N/A
  Fourth Quarter...........................................      --       --       --
2002:
  First Quarter............................................  $ 9.67   $ 9.00   $ 9.10
  Second Quarter...........................................      --       --       --
  Third Quarter............................................  $12.60   $12.15   $12.47
  Fourth Quarter(1)........................................  $13.00   $13.00   $13.00

---------------

(1) Through December 18, 2002.

     In the last two years, the Company has not repurchased any Shares except pursuant to the 10b-18 Plan, and has not purchased any Shares after the Offer was announced.

     The following table details the transactions by the Omega Group in Shares within the 60 day period prior to the date of the Offer. All such transactions were open market sale transactions.

DATE OF TRANSACTION                                          SHARES SOLD   PRICE PER SHARE
-------------------                                          -----------   ---------------
12/06/02...................................................       200          $14.74
12/09/02...................................................       100          $14.74
12/09/02...................................................       600          $14.74
12/11/02...................................................       400          $14.74
12/11/02...................................................     3,300          $14.74
12/12/02...................................................       600          $14.74
12/12/02...................................................     4,400          $14.74
12/13/02...................................................     6,000          $14.74
12/13/02...................................................    54,000          $14.74
12/16/02...................................................     2,900          $14.74
12/16/02...................................................    32,100          $14.74
12/17/02...................................................     1,300          $14.74
12/17/02...................................................    14,600          $14.74
12/20/02...................................................      1,00          $14.74
12/20/02...................................................     1,200          $14.74
12/23/02...................................................     1,400          $14.74
12/23/02...................................................    15,400          $14.74
12/24/02...................................................       800          $14.74
12/24/02...................................................     9,200          $14.74
12/26/02...................................................     4,600          $14.74
12/26/02...................................................    50,600          $14.74
12/30/02...................................................    50,700          $14.74
12/31/02...................................................    32,700          $14.74
1/02/03....................................................     5,000          $14.74
1/06/03....................................................    40,000          $14.74

     In addition to these sales, on January 2, 2003, an Omega Group member, Omega Capital Partners, L.P., made distributions (effective January 1, 2003) to its limited partners totaling 186,700 Shares.

     On January 23, 2003, John A. Tillinghast, a member of the Company's Board of Directors, made a gift of 360 of his Shares to a New Hampshire charity.

     Indemnification and Limitation of Liability for Directors and Officers. Under the Delaware General Corporation Law ("DGCL"), corporations organized under the laws of Delaware are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. The Company's Certificate of Incorporation provides that each director and officer will be indemnified by the Company against liabilities and expenses incurred in connection with any threatened, pending, or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director of the Company or a predecessor company, or serving any other enterprise as a director or officer at the request of the Company. The Company's Certificate of Incorporation provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the DGCL, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The DGCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of its directors or officers to the corporation or its stockholders for money damages for breach of fiduciary duty as a director except: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) for liability in connection with the unlawful payment of dividends or unlawful stock purchases or redemptions; or
(4) for any transaction from which the director derived an improper personal benefit. The Company has also purchased directors' and officers' liability insurance for the benefit of these persons.

     Transactions and Agreements with Directors and Executive Officers. In the past two years, the Company has entered into the following transactions with executive officers or directors:

     On March 30, 2001, HoustonStreet received approximately $2.9 million in additional funding, including $90,000 from Omega Group entities, and $187,500 from James S. Gordon, a director of the Company. This financing involved the sale by HoustonStreet of senior secured notes, warrants to purchase HoustonStreet preferred stock, and warrants to purchase HoustonStreet common stock.

     In March 2002, in connection with the exercise of stock options, the Company received limited recourse promissory notes and stock pledge agreements from its President, Frank Getman, and a director, John Tillinghast. Mr. Getman borrowed $275,625 on March 27, 2002, pursuant to two promissory notes, one for $167,502 and one for $108,123. On March 7, 2002, Mr. Tillinghast borrowed $461,502 pursuant to a note. The loans were secured by stock pledge agreements between the individuals and the Company. The notes, which were approved by the Company's full board of directors, bore interest at 5%. The notes and agreements were executed in order to allow Mr. Getman and Mr. Tillinghast to exercise certain stock options before the options expired. The notes were given in lieu of cash payments for the exercise price of the options. The exercise price of Mr. Getman's options was $275,625 and the exercise price of Mr. Tillinghast's options was $461,502. Mr. Getman pledged 56,250 Shares under his agreements and Mr. Tillinghast pledged 94,184 Shares under his agreement, in each case to secure repayment of the notes. The notes were due on the earlier of (i) December 31, 2003 or (ii) 30 days after the payment to Great Bay, Little Bay and BayCorp or its common shareholders, as the case may be, of the proceeds of the sale of
(a) Great Bay's and Little Bay's interests in the Seabrook Project or (b) BayCorp's shares of capital stock of Great Bay and Little Bay, or (c) the outstanding Shares by merger, share exchange or otherwise. The security agreements provided that the borrowers must maintain collateral having a value of at least two times the remaining loan principal in the event of partial repayments. The sale of Seabrook closed on November 1, 2002. The outstanding balances of, and all accrued but unpaid interest on the promissory notes issued to Mr. Getman and Mr. Tillinghast were repaid in full within 30 days of the Seabrook Closing.

     In April 2002, the Company entered into a consulting agreement with Michael Latina, one of its directors, under which Mr. Latina received $10,000 per month for six months in exchange for assisting the Company with financial analysis and evaluation of business opportunities identified by the Company's management.

     Fees and Expenses Related to the Offer. No fees or commissions will be payable by BayCorp to brokers, dealers, commercial banks, or trust companies for soliciting tenders of Shares under the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depository. The Company, however, upon request, will reimburse brokers, dealers, commercial banks, and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as BayCorp's agent or as an agent of the Depository for purposes of the Offer.

     The following is an estimate of fees and expenses incurred or to be incurred in connection with the Offer. The Company will be responsible for paying all such fees and expenses.

Legal Fees..................................................  $100,000
Accountant's Fees...........................................  $ 45,000
Printing and Mailing........................................  $ 40,000
Filing Fees.................................................  $ 11,613
Depository Fees.............................................  $  8,500
Miscellaneous...............................................  $ 10,000
                                                              --------
  TOTAL.....................................................  $215,113
                                                              ========

     The Company will pay or cause to be paid all stock transfer taxes, if any, on the Company's purchase of Shares except as otherwise provided in this document and Instruction 6 in the Letter of Transmittal.

     Significant Corporate Events. Except as described in this Offer, BayCorp currently has no plans, proposals, or negotiations that relate to or would result in:

     - an extraordinary transaction, such as a merger, reorganization or liquidation, involving BayCorp or any of its subsidiaries. See "Liquidation and Dissolution of Subsidiaries" in this Section 4;

     - a purchase, sale or transfer of an amount of BayCorp's assets or any of BayCorp's subsidiaries' assets that would be material to the Company taken as a whole;

     - a material change in BayCorp's present dividend rate or policy, or in BayCorp's indebtedness or capitalization;

     - any class of BayCorp's equity securities being delisted from AMEX. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer";

     - any class of BayCorp's equity securities becoming eligible for termination of registration under the Securities Exchange Act of 1934. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer";

     - a suspension of BayCorp's obligation to file reports under the Exchange Act. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer";

     - a change in BayCorp's present board of directors or management;

     - a material change in BayCorp's corporate structure or business, an acquisition or disposition by any person of BayCorp's securities. See "Unitil Power Corp. Contract," "Great Bay Power Marketing, Inc.," and "BayCorp Ventures, LLC" in this Section 4; or

     - a change in BayCorp's Certificate of Incorporation, bylaws or other governing documents or an action that could impede the acquisition of control of the Company.

     Although BayCorp does not currently have any plans, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, as BayCorp continues to evaluate opportunities for increasing shareholder value, BayCorp may undertake or plan actions that relate to or could result in one or more of these events.

     Unitil Power Corp. Contract. A long-term electric power supply agreement for the sale of 10 megawatts of Great Bay's Seabrook power entitlement to Unitil Power Corp. ("Unitil") has been amended as of November 1, 2002. The amendment primarily modifies the existing power supply agreement to reduce the amount of power delivered to 9.06 megawatts, reduce the price that Unitil pays for power to $50.34 per megawatt hour, and provide that Great Bay will supply the power regardless of whether Seabrook Station is providing the power. The amendment also provides alternative security for Unitil's benefit, to replace and discharge the mortgage that secured Great Bay's performance of the agreement. The amendment received FERC approval.

     Liquidation and Dissolution of Subsidiaries. The Company has begun and will soon complete the process of liquidating and dissolving Great Bay Power Corporation and Little Bay Power Corporation, the Company's wholly owned subsidiaries that owned the interests in Seabrook Station.

     Great Bay Power Marketing, Inc. In October 2002, BayCorp created a new subsidiary, Great Bay Power Marketing, Inc. ("GBPM"), to hold the Unitil contract and arrange for the power supply to satisfy the contract. Effective January 1, 2003, GBPM assumed the Unitil contract and became responsible for maintaining a letter of credit for Unitil's benefit.

     BayCorp Ventures, LLC. In October 2002, BayCorp created a new subsidiary to serve as a vehicle through which the Company can make investments consistent with its business following the Offer. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer." Contributions of capital to Great Bay Ventures, LLC that are not withdrawn will result in a deduction from taxable income for the purposes of New Hampshire business taxes. In view of the uncertainty as to the number of Shares that will be tendered in the Offer and, as a result, the amount of cash that will be required to purchase Shares in the Offer, the Company cannot estimate the amount of the state tax deduction that it will achieve. The tax savings may range from $0 to $3.8 million.

     HoustonStreet. HoustonStreet Exchange, Inc. ("HoustonStreet") was incorporated in Delaware in 1999. HoustonStreet is an equity investment of BayCorp. HoustonStreet developed and operates HoustonStreet.com, an independent, Internet-based over-the-counter ("OTC") trading platform for crude oil and refined products in the United States. HoustonStreet has six employees. In 2002, HoustonStreet had trading volumes of over 117 million barrels with a notional value of over $3 billion and revenues of $935,380.

     HoustonStreet operates in a very competitive market. Its main competitors are numerous OTC telephone brokers and several online exchanges such as IntercontinentalExchange and Tradespark. HoustonStreet believes, however, that it is currently the only remaining online exchange for the OTC physical crude oil and refined products markets. Other online exchanges focus primarily on natural gas, power, and financial crude oil markets such as swaps and options. HoustonStreet has exited the natural gas and power markets and currently focuses exclusively on the physical crude oil markets.

     The Company's ownership of the voting shares of HoustonStreet as of December 18, 2002 was 46.4%. In addition, the Company holds a senior secured promissory note issued to the Company by HoustonStreet on March 30, 2001 with a face value of $8,419,842, which is one of a series of notes. These notes bear interest on the outstanding principal from the date issued until the notes are paid in full at prime plus 5%. The notes were originally due and payable in December 2001, and the maturity date was subsequently extended to February 15, 2003. Accrued interest is payable, at the sole option of the holder, in cash or in warrants to purchase shares of Series C convertible preferred stock. The notes are secured by a first priority security interest in all the assets of HoustonStreet. Upon the exercise of the preferred warrants by the holders of all of the notes, including those issuable for payment of interest due under the notes, the Company would own approximately 64% of the voting shares of HoustonStreet.

     YOU ARE URGED TO READ THE MORE DETAILED INFORMATION ABOUT HOUSTONSTREET'S FINANCIAL CONDITION SET FORTH IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K/A (FILED JANUARY 30, 2003) FOR THE YEAR ENDED DECEMBER 31, 2001, WHICH IS INCORPORATED HEREIN BY REFERENCE, UNDER THE CAPTION "HOUSTONSTREET EXCHANGE, INC. NOTES TO FINANCIAL STATEMENTS -- UNAUDITED DECEMBER 31, 2001," AT PAGE F-46 AND THE INFORMATION ABOUT THE RISK FACTORS ASSOCIATED WITH HOUSTONSTREET UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION -- CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS; RISKS RELATED TO HOUSTONSTREET," AT PAGE 19.

SECTION 5.  REPORTS, OPINIONS, AND APPRAISALS.

     Neither BayCorp nor, to BayCorp's knowledge, any affiliate of BayCorp has received any report, opinion, or appraisal from an outside party that is materially related to the Offer, including, but not limited to, any report, opinion, or appraisal relating to the Purchase Price or the fairness of the transaction to BayCorp, any of its affiliates, or to security holders who are not affiliates. The Board of Directors did not receive a fairness opinion because the Company's assets consist primarily of cash and it has no significant business operations.

                       PROCEDURES AND TERMS OF THE OFFER

SECTION 6.  PROCEDURES FOR TENDERING SHARES.

--------------------------------------------------------------------------------

                  TO PROPERLY TENDER SHARES, SHAREHOLDERS MUST
                   VALIDLY COMPLETE THE LETTER OF TRANSMITTAL
--------------------------------------------------------------------------------

     Proper Tender of Shares.  For your Shares to be properly tendered, either
(1) or (2) below must occur:

          (1) The Depository must receive all of the following before or on the Expiration Date at the Depository's address on the back page of this Offer:

        - (a) the certificates for the Shares or (b) a confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer described below in this "Section 6," AND

        - one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees or (b) an "agent's message" of the type described below in the case of a book-entry transfer, AND

        - any other documents required by the Letter of Transmittal.

          OR

          (2) You must comply with the procedure for Guaranteed Delivery set forth in this "Section 6." Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for Guaranteed Delivery.

     Odd lot holders who tender all Shares must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in "Section 1. General Information about the Company, the Shares, and the Tender Offer -- Odd Lots."

     Brokerage Commissions. If you tender your Shares directly to the Depository, you will not need to pay any brokerage commissions. If you hold Shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your Shares through the broker or bank.

     Endorsements and Signature Guarantees. Depending on how your Shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

     - the Letter of Transmittal is signed by the registered holder of the Shares tendered (which, for purposes of this Section 6, includes any participant in Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the Shares) exactly as the name of the registered holder appears on the certificate(s) for the Shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal; or

     - Shares are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity that is an eligible guarantor institution.

See "Instruction 5" of the Letter of Transmittal.

     On the other hand, if a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal, then:

     - your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

     - the signature on (1) the Letter of Transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

     THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITORY AND NOT TO BAYCORP, OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO BAYCORP, OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITORY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Delivery. The Depository will establish an account with respect to the Shares for purposes of the Offer at the book-entry transfer facility within two business days after the date of this Offer. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the Shares by causing the book-entry transfer facility to transfer Shares into the Depository's account in accordance with the book-entry transfer facility's procedures for transfer. Even if delivery of Shares is made through a book-entry transfer into the Depository's account at the book-entry transfer facility, either (1) or (2) below must occur:

          1. The Depository must receive all of the following before or on the Expiration Date at the Depository's address on the back page of this Offer:

        - one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees or (b) an agent's message as described below in the case of a book-entry transfer; and

        - any other documents required by the Letter of Transmittal; or

          2. The guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the Depository.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depository, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that BayCorp may enforce such agreement against them.

     Guaranteed Delivery. If you want to tender your Shares but your share certificates are not immediately available or cannot be delivered to the Depository before the Expiration Date, the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the

Depository before the Expiration Date, you can still tender your Shares, provided that all of the following conditions are satisfied:

          1. The tender is made by or through an eligible guarantor institution;

          2. The Depository receives by hand, mail, overnight courier, or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form BayCorp has provided with this Offer including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

          3. All of the following are received by the Depository within three AMEX trading days after the date of receipt by the Depository of the Notice of Guaranteed Delivery:

        - one of (a) the certificates for the Shares or (b) a confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer described above, and

        - one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees or (b) an "agent's message" of the type described above in the case of a book-entry transfer, and

        - any other documents required by the Letter of Transmittal.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares will be determined by BayCorp, in its sole discretion, and BayCorp's determination will be final and binding on all parties. BayCorp reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which BayCorp determines may be unlawful. BayCorp also reserves the absolute right to waive any of the conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, and BayCorp's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, BayCorp determines. Neither BayCorp, nor the Depository, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

     Your Representation and Warranty; BayCorp's Acceptance Constitutes an Agreement. A tender of Shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to the Company that:

     - you have a "net long position" in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

     - the tender of Shares complies with Rule 14e-4.

     It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of any period), the person so tendering:

     - has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

     - will deliver or cause to be delivered the Shares in accordance with the terms of the Offer.

     Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     BayCorp's acceptance for payment of Shares tendered under the Offer will constitute a binding agreement between you and BayCorp upon the terms and conditions of the Offer described in this and related documents.

     Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as soon as practicable after the expiration or termination of the Offer or the proper withdrawal of the Shares, as applicable. In the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, Shares will be returned or credited without expense to the shareholder.

     Backup Federal Income Tax Withholding. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 30% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED UNDER THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITORY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an appropriate completed Internal Revenue Service Form W-9 or Substitute Form W-9, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the Depository. See "Instruction 12" of the Letter of Transmittal.

     For a discussion of United States federal income tax consequences to tendering shareholders, see "Section 3. United States Federal Income Tax Consequences."

     Lost or Destroyed Certificates. If your certificate for part or all of your Shares has been lost, stolen, misplaced, or destroyed, you should contact American Stock Transfer and Trust Company, the transfer agent for BayCorp's Shares, at 1 (800) 937-5449, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. You may be required to post a bond to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact American Stock Transfer and Trust Company immediately in order to receive further instructions, to permit timely processing of this documentation, and for a determination as to whether you will need to post a bond.

SECTION 7.  WITHDRAWAL RIGHTS.

     Shares tendered may be withdrawn at any time before the Expiration Date and, unless accepted for payment by BayCorp after the Expiration Date, may also be withdrawn at any time after 12:00 midnight, Eastern Standard Time, on March 28, 2003. Except as otherwise provided in this Section 7, tenders of Shares are irrevocable.

     For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depository at its address or facsimile number appearing on the back page of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depository and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Shares have been tendered for the account of an eligible guarantor institution.

     If Shares have been tendered under the procedure for book-entry transfer set forth in "Section 6. Procedures for Tendering Shares -- Book-Entry Delivery," any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with the book-entry transfer facility's procedures.

     All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by BayCorp, and its determination will be final and binding. Neither BayCorp, nor the Depository, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn Shares are properly re-tendered before the Expiration Date by following one of the procedures described in "Section 6. Procedures for Tendering Shares."

     If BayCorp extends the Offer, if BayCorp is delayed in the purchase of Shares, or if it is unable to purchase Shares under the Offer for any reason, then, without prejudice to BayCorp's rights under the Offer, the Depository may, subject to applicable law, retain tendered Shares on BayCorp's behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 7.

SECTION 8.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and conditions of the Offer, promptly following the Expiration Date, BayCorp will accept for payment and pay for, and thereby purchase, Shares properly tendered at the Purchase Price and not properly withdrawn.

     For purposes of the Offer, BayCorp will be deemed to have accepted for payment and therefore purchased Shares that are properly tendered and not properly withdrawn, subject to the odd lot priority, conditional tender, and proration provisions of the Offer, only when, as and if BayCorp gives oral or written notice to the Depository of its acceptance of the Shares for payment.

     Upon the terms and conditions of the Offer, promptly after the Expiration Date, BayCorp will accept for payment and pay a single per share purchase price for up to 8,500,000 Shares (including requests for repurchase of director options), subject to increase or decrease as provided in "Section 11. Extension of the Offer; Termination; Amendment," and subject to proration as described in "Section 1. General Information about the Company, the Shares, and the Tender Offer," if properly tendered and not properly withdrawn, or such lesser number of Shares as are properly tendered and not properly withdrawn.

     BayCorp will pay for Shares purchased under the Offer by depositing the aggregate purchase price for the Shares with the Depository, which will act as agent for tendering shareholders for the purpose of receiving payment from BayCorp and transmitting payment to the tendering shareholders.

     In the event of proration, BayCorp will determine the proration percentage and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, BayCorp does not expect to be able to announce the final results of any proration or to be able to commence payment for Shares purchased until approximately seven to ten business days after the Expiration Date.

     BayCorp will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, BayCorp may not be obligated to purchase Shares in the Offer. See the conditions to the Offer in "Section 10. Conditions of the Offer."

     Stock Transfer Taxes. BayCorp will pay all stock transfer taxes, if any, that is payable on the transfer to BayCorp of Shares purchased under the Offer. If, however, (a) payment of the Purchase Price is to be made to any person other than the registered holder, (b) Shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or
(c) certificates representing tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See "Instruction 6" of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN, AND RETURN TO THE DEPOSITORY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER THE OFFER. See "Section 6. Procedures for Tendering Shares -- Backup Federal Income Tax Withholdings." Also see "Section 3. United States Federal Income Tax Consequences" for additional United States federal income tax consequences.

SECTION 9.  CONDITIONAL TENDER PROCEDURES.

     Under certain circumstances and subject to the exceptions for odd lot holders described in "Section 1. General Information about the Company, the Shares, and the Tender Offer -- Odd Lots," BayCorp may prorate the number of Shares purchased pursuant to the Offer. As discussed in "Section 3. United States Federal Income Tax Consequences," the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of Shares pursuant to the Offer in such a manner that the purchase will be treated as a sale of such Shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender Shares subject to the condition that all or a specified minimum number of the shareholder's Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of the shareholder's tendered Shares are purchased. If you are an odd lot holder and you tender all of your Shares, you cannot conditionally tender, because your Shares will not be subject to proration.

     EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

     If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In this box in the Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of Shares that must be purchased if any are to be purchased. After the Offer expires, if greater than 8,500,000 Shares (including requests for repurchase of director options) are properly tendered and not properly withdrawn or the Company exercises its discretion to purchase fewer than 8,500,000 Shares (including requests for repurchase of director options) to avoid a Change-in-Control, and BayCorp prorates its acceptance of and payment for tendered Shares, then BayCorp will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.


     After giving effect to these withdrawals, BayCorp will accept the remaining Shares properly tendered, on a pro rata basis, if necessary. If BayCorp is able to purchase all of the remaining tendered Shares and the number that BayCorp would purchase would be below 8,500,000, then, to the extent feasible, BayCorp will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit the Company to purchase 8,500,000 (or the amended number of) Shares (including requests for repurchase of director options). In selecting among these conditional tenders, BayCorp will select by random lot and will select only from shareholders who tendered all of their Shares. Upon selection by lot, if any, BayCorp will limit its purchase in each case to the designated minimum number of Shares to be purchased.


     All Shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the Expiration Date without any expense to the shareholder.

SECTION 10.  CONDITIONS OF THE OFFER.


     Notwithstanding any other provision of the Offer, BayCorp will not be required to accept for payment, purchase, or pay for any Shares tendered, and may terminate, postpone, or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after January 27, 2003, and prior to the Expiration Date any of the following events shall have occurred (or shall have been determined by BayCorp to have occurred) that, in BayCorp's reasonable judgment in any such case makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:



          1. There shall have been threatened, instituted, or pending any action or proceeding by any government or governmental, regulatory, or administrative agency, authority, or tribunal or any other person, domestic or foreign, before any court, authority, agency, or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer, or otherwise relates in any manner to the Offer or (ii) in BayCorp's reasonable judgment, could materially and adversely affect the Company's business, condition (financial or other), income, operations, or prospects and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of its business or any of its subsidiaries;



          2. There shall have been any action threatened, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or BayCorp or any of BayCorp's subsidiaries, by any court or any authority, agency, or tribunal that, in BayCorp's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of BayCorp, or render it unable, to accept for payment or pay for some or all of the Shares; or
     (iii) materially and adversely affect the business, condition (financial or other), income, operations, or prospects of BayCorp and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of BayCorp's business or any of its subsidiaries;


          3. There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union; (iii) the commencement of a war, armed hostilities, or other international or national calamity directly or indirectly involving the United States or any of its territories; (iv) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any event that, in BayCorp's judgment, might affect, the extension of credit by banks or other lending institutions in the United States or the European Union; (v) any decline in the market price of the Shares in excess of 10% measured from the close of business on January 2, 2003, or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in BayCorp's reasonable judgment, have a material adverse effect on its business, operations, or prospects or the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on January 2, 2003;

          4. A tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, business combination or acquisition proposal with or involving BayCorp or any subsidiary, shall have been proposed, announced, or made by another person or shall have been publicly disclosed, or BayCorp shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than any entity, group, or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before December 31, 2002 shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, (ii) any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares, (iii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before

     December 31, 2002, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares, or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire BayCorp or any of its assets or securities other than in connection with a transaction authorized by BayCorp's Board of Directors;

          5. Any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects, or stock ownership of BayCorp or its subsidiaries that, in BayCorp's reasonable judgment, is or may be material to BayCorp or its subsidiaries;

          6. As a result of any event described in the preceding paragraphs, or any other event, BayCorp no longer has sufficient funding or the Offer; or

          7. As a result of any event described in the preceding paragraphs, or any other event, BayCorp's Board of Directors reasonably concludes that the exercise of their fiduciary duties requires BayCorp to terminate the Offer.

     The foregoing conditions are for BayCorp's sole benefit, and may be asserted by BayCorp regardless of the circumstances giving rise to any such condition, and may be waived by BayCorp, in whole or in part, at any time and from time to time its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by BayCorp concerning the events described above will be final and binding on all parties. All of the conditions to the Offer must be satisfied or waived prior to the expiration of the Offer.

SECTION 11.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     BayCorp reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and to delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depository and making a public announcement of such extension. BayCorp's reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that BayCorp must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

     BayCorp also reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares if any conditions to the Offer fail to be satisfied by giving oral or written notice of such termination or postponement to the Depository and making a public announcement of such termination or postponement. BayCorp's reservation of the right to delay payment for Shares that BayCorp has accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that BayCorp must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

     Subject to compliance with applicable law, BayCorp further reserves the right, in its sole discretion, and regardless of whether or not any of the events or conditions described in "Section 10. Conditions of the Offer" have occurred or are deemed by BayCorp to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any disclosure of a material change in the information published, sent or given to shareholders will be disseminated promptly to shareholders in a manner reasonably calculated to inform shareholders of such change to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act.

     Without limiting the manner in which BayCorp may choose to make a public announcement, except as required by applicable law, BayCorp has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable news service.

     If BayCorp materially changes the terms of the Offer or the information concerning the Offer, BayCorp will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of Shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of 5 business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the Offer price and the number of Shares being sought, a minimum of 10 business days may be required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a business day means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Standard Time. The requirement to extend the Offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, the Company increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     If BayCorp undertakes any of the following actions:

     - increases or decreases the Purchase Price to be paid for the Shares;

     - increases the number of Shares being sought in the Offer by more than 2% of BayCorp's outstanding Shares; or

     - decreases the number of Shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then the Offer will be extended until the expiration of such period of 10 business days.

SECTION 12.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that 8,500,000 Shares (including requests for repurchase of director options) are properly tendered in the Offer, the aggregate Purchase Price paid by BayCorp will be $126,225,000. BayCorp expects that its fees and expenses for the Offer will be approximately $215,113. See "Section 4. Position of the Board of Directors; Fairness of the Offer -- Estimate of Fees and Expenses Related to the Offer."

     BayCorp anticipates that it has and will continue to have all of the funds necessary to purchase Shares tendered in the Offer, as well as to pay related fees and expenses. The Company has recently completed the sale of its interests in the Seabrook Nuclear Generating Facility and will have cash on hand on February 1, 2003 of approximately $135 million, which will be sufficient to enable it to purchase the full number of Shares (including requests for repurchase of director options) that the Company is offering to purchase as well as enable it to meet its financial obligations. BayCorp's Offer is not contingent on financing and it does not anticipate the need for any financing to consummate the Offer.

                  INFORMATION ABOUT BAYCORP AND ITS SECURITIES

SECTION 13.  PRICE RANGE OF SHARES; DIVIDENDS.

     Share Prices; Dividends. The Shares are listed and traded on AMEX under the trading symbol "MWH." The following table sets forth, for the fiscal quarters indicated, the high and low closing Share prices on AMEX, and the cash dividends declared per Share.

FISCAL QUARTER                                                HIGH     LOW     DIVIDEND
--------------                                               ------   ------   --------
2000:
  First Quarter............................................  $32.25   $ 9.81      $0
  Second Quarter...........................................  $23.75   $ 7.13      $0
  Third Quarter............................................  $12.00   $ 7.00      $0
  Fourth Quarter...........................................  $11.50   $ 5.50      $0
2001:
  First Quarter............................................  $10.00   $ 6.25      $0
  Second Quarter...........................................  $11.85   $ 7.80      $0
  Third Quarter............................................  $ 9.70   $ 8.25      $0
  Fourth Quarter...........................................  $10.15   $ 8.35      $0
2002:
  First Quarter............................................  $10.10   $ 8.90      $0
  Second Quarter...........................................  $12.50   $ 9.70      $0
  Third Quarter............................................  $12.85   $11.30      $0
  Fourth Quarter...........................................  $14.75   $12.49      $0

     On November 14, 2002, the last full trading day on AMEX prior to BayCorp's announcement of this Offer, the closing price of the Shares on AMEX was $13.25. BAYCORP URGES YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR THE SHARES.

SECTION 14.  INFORMATION ABOUT BAYCORP.

     General. BayCorp Holdings, Ltd. is a holding company incorporated in Delaware in 1996. BayCorp's principal executive office is located at 51 Dow Highway, Suite 7, Eliot, Maine 03903. Its telephone number at that address is
(207) 451-9573. BayCorp is traded on the American Stock Exchange under the ticker symbol "MWH."

     BayCorp owned two subsidiaries that, until the Closing of the sale of Seabrook Station, generated and sold wholesale electricity, Great Bay Power Corporation and Little Bay Power Corporation, both of which have been dissolved and are being liquidated. BayCorp currently owns two subsidiaries, Great Bay Power Marketing, Inc., which purchases and markets power on the open market, and BayCorp Ventures, LLC, which serves as a vehicle for the Company's investments.

     Financial Information. The summary financial information (other than the book value per share) set forth below for the 9 months ended September 30, 2001 and 2002 has been derived from the unaudited consolidated financial statements set forth in the Company's Quarterly Reports on Form 10-Q, as amended, for the same periods. The financial information for the 9 months ended September 30, 2001 and 2002 has not been audited and, in the opinion of management, reflects all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such information. Results for the nine-month periods are not necessarily indicative of results for the full year. The summary financial information (other than the book value per share) set forth below for the years ended December 31, 2001 and 2000 have been derived from the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2001. More comprehensive financial information is included in the Form 10-Qs, the Form 10-K/A, and other documents filed by the Company with the Commission that are incorporated herein by reference. The financial information that follows is qualified in its entirety by reference to such reports and other documents.

                         SUMMARY FINANCIAL INFORMATION

                                                    AS OF AND FOR THE             AS OF AND FOR THE
                                                    NINE MONTHS ENDED            FISCAL YEARS ENDED
                                               ---------------------------   ---------------------------
                                               SEP 30, 2002   SEP 30, 2001   DEC 31, 2001   DEC 31, 2000
                                                (38 WEEKS)     (38 WEEKS)     (52 WEEKS)     (52 WEEKS)
                                               ------------   ------------   ------------   ------------
                                               (DOLLARS IN THOUSANDS, EXCEPT RATIO AMOUNTS AND PER SHARE
                                                                         DATA)
Balance Sheet Data:
  Current assets.............................    $ 36,805       $ 31,767       $ 29,552       $ 23,135
  Non-current assets.........................     141,893        129,439        144,419        132,220
  Current liabilities........................       1,277          4,701          7,141         22,852
  Non-current liabilities....................      98,273         82,240         93,409         80,572
  Stockholders' equity.......................      79,148         74,265         73,421         51,931
Statement of Operations Data:
  Revenue....................................      41,053         61,096         79,480         56,347
  Gross profit (loss)........................       6,329         23,152         21,138        (12,171)
  Net earnings (loss)........................       6,752         22,987         20,804        (21,945)
  Net earnings (loss) per common
     share -- basic..........................    $   0.81       $   2.76       $   2.49       $  (2.65)
     -- diluted..............................    $   0.77       $   2.68       $   2.43       $  (2.65)
Other Data:
  Book value per common share................    $   9.34
  Ratio of earnings to cover fixed
     charges(1)..............................          --
  Deficiency of earnings to cover fixed
     charges.................................          --
Pro Forma Data:
  Current assets.............................       1,075
  Non-current assets.........................       2,265
  Current liabilities........................      10,114
  Non-current liabilities....................       2,200
  Stockholders' equity.......................      (8,974)
  Net loss...................................      (3,411)                       (2,994)
  Net loss per common share..................          --                            --
     -- basic and diluted....................          --                            --
  Book value per common share................          --                            --
  Ratio of earnings to fixed charges(1)......          --                            --

---------------

(1) The Company has no indebtedness and fixed charges are minimal. Accordingly, ratio of earnings to cover fixed charges and deficiency of earnings to cover fixed charges are not presented.

                             BAYCORP HOLDINGS, LTD.
                        PRO FORMA FINANCIAL INFORMATION

     On January 31, 2003 BayCorp commenced a tender offer to purchase for cash up to 8,500,000 Shares at a price of $14.85 per Share. On November 1, 2002, BayCorp sold 100% of its investment in Seabrook to FPL Energy Seabrook, LLC, a subsidiary of FPL Group, Inc. The Company's investment in Seabrook represented substantially all of its operating assets and liabilities at the date of the transaction.

     The following unaudited pro forma balance sheet as of September 30, 2002 and pro forma income statements as of December 31, 2001 and September 30, 2002 have been presented to give effect to the Offer and sale of the Company's Seabrook investment reflecting the disposition of operating assets and related liabilities, their replacement with cash, and the purchase of Shares with available cash. The pro forma income statements are presented as if the Offer had been completed and the disposition of the Seabrook investment had occurred on December 31, 2000.

     The unaudited pro forma balance sheet and income statements should be read in conjunction with the Company's historical financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations in its Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q. The unaudited pro forma financial information is presented for comparative purposes only and is not intended to be indicative of actual results of continuing operations or financial position that would have been achieved had the asset sale been consummated as of the dates indicated above, nor do they purport to indicate results which may be attained in the future.

     The pro forma income statement amounts represent the costs incurred by BayCorp to manage its investment in Seabrook. The pro forma results do not consider cost reductions that would occur if the Company no longer held its Seabrook investment. The pro forma results also do not include assumed earnings on the proceeds from the sale of Seabrook. Additionally, the pro forma information does not reflect revenues and expenses to be recognized under the amended Unitil contract discussed in Note 2 and any cash received from the exercise of options or cash provided by 2001 operating activities.

     (1) The Company received proceeds from the transaction of approximately $112.6 million. The Company has been required to deposit approximately $4.3 million into escrow for possible post closing adjustments.

     (2) On November 1, 2002, the Company executed an amendment to its power sale agreement with Unitil. This contract has a fair value of approximately $2.2 million. The inception gain on this contract will be deferred in accordance with the FASB's Emerging Issues Task Force interpretation 02-03. In connection with the amended agreement, the Company was required to deposit $2.5 million into a restricted account for the benefit of Unitil should the Company default on the agreement.

     (3) A significant component of the Company's gain on the transaction will be offset by the utilization of net operating losses. The Company expects the tax liability for 2002 to be approximately $3.85 million. The Company has historically reserved the full value of its net operating loss carryforwards.

     (4) The Company is obligated to make certain incentive payments totaling approximately $1.2 million.

     (5) The Seabrook transaction will require certain post closing adjustments, including adjustments for labor, decommissioning, and spare parts as well as post closing adjustments. The Company has accrued approximately $4.3 million for these items.

     (6) The Purchase Price for tendered Shares is $14.85 per Share and assumes 8,500,000 Shares are purchased in the Offer. The pro forma information assumes no Shares outstanding after the Offer is complete.

     (7) The Seabrook investment column represents the assets, liabilities, and income statement activity of the Company's proportional interest in Seabrook. Historically, the Company accounted for its investment in Seabrook using a pro-rata method of consolidation.

     (8) The transaction is expected to result in a net gain of approximately $37.3 million. Proceeds from the sale will be approximately $112.6 million and the net book value of the Seabrook assets sold is approximately $65.9 million at September 30, 2002. In connection with the Seabrook transaction, the Company will record obligations of approximately $9.4 million for potential post closing adjustments, severance and incentive obligations and taxes. The Company expects to recognize a gain in the fourth quarter of 2002.

  PRO FORMA INCOME STATEMENT

                                                            YEAR ENDED DECEMBER 31, 2001
                                                ----------------------------------------------------
                                                 BAYCORP       SEABROOK       PRO FORMA
                                                HISTORICAL   INVESTMENT(7)   ADJUSTMENTS   PRO FORMA
                                                ----------   -------------   -----------   ---------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating Revenues
  Sales.......................................  $   79,480     $(79,480)                    $     0
Operating Expenses
  Production..................................      24,438      (24,438)                          0
  Transmission................................         997         (997)                          0
  Unrealized Gain on Energy Contracts.........     (12,879)      12,879                           0
  Purchased Power.............................      27,008      (27,008)                          0
  Admin & General.............................       9,870       (7,202)                      2,668
  Depreciation & Amortization.................       3,730       (3,730)                          0
  Decommissioning Cost Accretion..............       3,261       (3,261)                          0
  Decommissioning Trust Income................      (1,599)       1,599                           0
  Taxes Other Than Income.....................       3,516       (3,454)                         62
                                                ----------     --------                     -------
     Total Operating Expenses.................      58,342      (55,612)                      2,730
Operating Income (Loss).......................      21,138      (23,868)                     (2,730)
Other (Inc) Ded
  Interest Income.............................        (520)         412                        (108)
  Other Expense...............................         629         (257)                        372
                                                ----------     --------                     -------
     Total Other (Inc) Ded....................         109          155                         264
Inc (Loss) Before Taxes.......................      21,029      (24,023)                     (2,994)
  Income Tax Expenses.........................        (225)         225                           0
                                                ----------     --------                     -------
Net Income (Loss).............................      20,804      (23,798)                     (2,994)
Other Comprehensive Income -- Unrealized Loss
  of Securities...............................         (95)          95                           0
                                                ----------     --------                     -------
Comprehensive Income (Loss)...................  $   20,709     $(23,703)                    $(2,994)
                                                ==========     ========                     =======
Weighted Average Shares Outstanding --Basic...   8,341,637                                        0
Weighted Average Shares
  Outstanding -- Basic........................   8,556,994                                        0
Basic Net Income (Loss) per share.............  $     2.49                                      N/A
Diluted Net Income (Loss) per share...........  $     2.43                                      N/A

  PRO FORMA INCOME STATEMENT

                                                     NINE MONTH PERIOD ENDED SEPTEMBER 30, 2002
                                                ----------------------------------------------------
                                                 BAYCORP       SEABROOK       PRO FORMA
                                                HISTORICAL   INVESTMENT(7)   ADJUSTMENTS   PRO FORMA
                                                ----------   -------------   -----------   ---------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating Revenues
  Sales.......................................  $   41,053     $(41,053)                    $     0
Operating Expenses
  Production..................................      18,492      (18,492)                          0
  Transmission................................         801         (801)                          0
  Purchased Power.............................         276         (276)                          0
  Admin & General.............................       7,137       (3,774)                      3,363
  Depreciation & Amortization.................       2,821       (2,821)                          0
  Decommissioning Cost Accretion..............       3,694       (3,694)                          0
  Decommissioning Trust Income................      (1,147)       1,147                           0
  Taxes Other Than Income.....................       2,650       (2,591)                         59
                                                ----------     --------                     -------
     Total Operating Expenses.................      34,724      (31,302)                      3,422
Operating Income (Loss).......................       6,329       (9,751)                     (3,422)
Other (Inc) Ded
  Interest Income.............................        (439)         433                          (6)
  Other Expense...............................          16          (21)                         (5)
                                                ----------     --------                     -------
     Total Other (Inc) Ded....................        (423)         412                         (11)
Inc (Loss) Before Taxes.......................       6,752      (10,163)                     (3,411)
  Income Tax Expenses.........................           0            0                           0
                                                ----------     --------                     -------
Net Income (Loss).............................       6,752      (10,163)                     (3,411)
Other Comprehensive Income-Unrealized Loss of
  Securities..................................        (994)         994                           0
                                                ----------     --------                     -------
Comprehensive Income (Loss)...................  $    5,758     $ (9,169)                    $(3,411)
                                                ==========     ========                     =======
Weighted Average Shares Outstanding-Basic.....   8,386,914                                        0
Weighted Average Shares Outstanding-Basic.....   8,719,134                                        0
Basic Net Income (Loss) per share.............  $     0.81                                      N/A
Diluted Net Income (Loss) per share...........  $     0.77                                      N/A

  PRO FORMA BALANCE SHEET

                                                                         SEPTEMBER 30, 2002
                                           ------------------------------------------------------------------------------
                                                                        SEABROOK                     OFFER
                                            BAYCORP      SEABROOK      PRO FORMA      SEABROOK     PRO FORMA
                                           HISTORICAL   INVESTMENT   ADJUSTMENTS(8)   PRO FORMA   ADJUSTMENTS   PRO FORMA
                                           ----------   ----------   --------------   ---------   -----------   ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                         ASSETS
Current Assets:
  Cash & Cash Equivalents................   $ 12,445    $ (10,836)      $105,777(1)   $107,386     $(113,214)(6)  $(5,828)
  Restricted Cash........................          0            0          6,828(1,2)    6,828             0       6,828
  ST Investments, at market..............     13,011            0              0        13,011       (13,011)(6)        0
  Accounts Receivable....................      4,675       (4,675)             0             0             0           0
  Materials & Supplies...................      4,669       (4,669)             0             0             0           0
  Misc Prepayments.......................      2,005       (1,930)             0            75             0          75
                                            --------    ---------       --------      --------     ---------     -------
    Total Current Assets.................     36,805      (22,110)       112,605       127,300      (126,225)      1,075
Property, Plant & Equipment and Fuel
  Utility Plant..........................    125,117     (125,117)             0             0             0           0
Less: Accum Depreciation.................    (25,380)      25,380              0             0             0           0
                                            --------    ---------       --------      --------     ---------     -------
  Net Utility Plant......................     99,737      (99,737)             0             0             0           0
Nuclear Fuel.............................     16,701      (16,701)             0             0             0           0
Less: Accum Amortization.................     (8,391)       8,391              0             0             0           0
                                            --------    ---------       --------      --------     ---------     -------
  Net Fuel...............................      8,310       (8,310)             0             0             0           0
  Net Property, Plant & Equipment and
    Fuel.................................    108,047     (108,047)             0             0             0           0
Other Assets:
  Decommissioning Fund...................     33,239      (33,239)             0             0             0           0
  Power Sale Agreement...................          0            0          2,200(2)      2,200             0       2,200
  Deferred Debits & Other Assets.........        607         (542)             0            65             0          65
                                            --------    ---------       --------      --------     ---------     -------
    Total Other Assets...................     33,846      (33,781)         2,200         2,265             0       2,265
Total Assets.............................   $178,698    $(163,938)      $114,805      $129,565     $(126,225)    $ 3,340
                                            ========    =========       ========      ========     =========     =======
                                           LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities:
  A/P & Accr Expenses....................   $    197    $     (24)      $  1,200(4)   $  1,373     $       0     $ 1,373
  Taxes Payable..........................        410         (410)         3,850(3)      3,850             0       3,850
  Post Closing Invoices..................          0            0          4,300(5)      4,300             0       4,300
  Misc Cur Liabilities...................        670          (79)             0           591             0         591
                                            --------    ---------       --------      --------     ---------     -------
    Total Current Liabilities............      1,277         (513)         9,350        10,114             0      10,114
Operating Reserves:
  Decommissioning Liability..............     89,218      (89,218)             0             0             0           0
  Deferred Revenue.......................          0            0          2,200(2)      2,200             0       2,200
  Miscellaneous Other....................        386         (386)             0             0             0           0
                                            --------    ---------       --------      --------     ---------     -------
    Total Operating Reserves.............     89,604      (89,604)         2,200         2,200             0       2,200
Other Liabilities and Deferred Credits...      8,669       (8,669)             0             0             0           0
Shareholders' Equity:
  Common Stock...........................         85            0              0            85           (85)          0
  Additional Paid in Capital.............     98,155            0              0        98,155      (126,140)    (27,985)
Deferred Compensation....................        803            0              0           803             0         803
Accumulated Other Comprehensive Income...       (772)         772                            0             0           0
Accumulated Deficit......................    (19,123)     (65,924)       103,255        18,208             0      18,208
                                            --------    ---------       --------      --------     ---------     -------
    Total Shareholders' Equity...........     79,148      (65,152)       103,255       117,251      (126,225)     (8,974)
    Total liabilities & shareholders
      equity.............................   $178,698    $(163,938)      $114,805      $129,565     $(126,225)    $ 3,340
                                            ========    =========       ========      ========     =========     =======

     Additional Information. BayCorp is subject to the information and reporting requirements of the Exchange Act and in accordance with such requirements files with the SEC periodic reports, proxy statements, and other information relating to its business, financial condition, and other matters. BayCorp is required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning its directors and executive officers, their compensation, stock options granted to them, the principal holders of its securities, and any material interest of such persons in transactions with BayCorp. BayCorp has also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the Offer.

     The reports, statements and other information (including any exhibits, amendments or supplements to such documents) BayCorp files may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the SEC's public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the SEC. These reports, statements and other information concerning the Company may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     Incorporation by Reference. The rules of the SEC allow BayCorp to "incorporate by reference" information into this Offer to Purchase, which means that BayCorp can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about the Company.

SEC FILING (FILE NO. 1-12527)                         PERIOD OR DATE FILED
-----------------------------                         --------------------
Annual Report of Form 10-K/A........................  Fiscal Year 2001
Quarterly Report on Form 10-Q/A.....................  Quarter ended September 30, 2002
Current Reports on Form 8-K.........................  January 17, 2003 (Form 8-K/A)
                                                      November 15, 2002
                                                      July 26, 2002
                                                      April 23, 2002
Proxy Statement for Special Shareholder Meeting on
  Schedule 14A......................................  October 11, 2002
Proxy Statement for 2002 Annual Meeting on Schedule
  14A...............................................  March 26, 2002

     BayCorp incorporates the foregoing documents into this Offer to Purchase.

     The documents incorporated by reference, including particularly BayCorp's Annual Report on Form 10-K/A for the year ended December 31, 2001, and BayCorp's Quarterly Reports on Form 10-Q or 10-Q/A filed during the 2002 fiscal year, contain financial statements and other information about BayCorp's financial condition that is being incorporated by reference into this document.

     You may obtain any of the documents incorporated by reference in this document from the Company without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from BayCorp Holdings, Ltd., 51 Dow Highway, Suite 7, Eliot, Maine 039036, telephone: (207) 451-9573. Please be sure to include your complete name and address in your request. If you request any incorporated documents, BayCorp will mail them to you by first class mail, or another equally prompt means, within one business day after BayCorp receives your request. In addition, you can obtain copies of these documents from the SEC's website. Such documents may also be inspected at the locations described above.

SECTION 15.  IDENTITY AND BACKGROUND OF CERTAIN PERSONS.

     Set forth below are the name, business address, and age of each member of the Company's Board of Directors and each executive officer and the positions and offices held by him or her, his or her principal occupation and business experience during the past 5 years, the names of other publicly held companies of which he or she serves as a director and the years of service to the Company. Information with respect to the number of Shares beneficially owned by each director and director nominee, directly or indirectly, as of December 1, 2002, appears under "Section 16. Information about BayCorp's Shares; Transactions and Arrangements Concerning Shares -- Security Ownership of Certain Beneficial Owners and Management."

     ALEXANDER ELLIS, III, age 53, has served as a director of the Company since May 2000. Since January 1999, Mr. Ellis has been a member of RockPort Partners, LLC, a merchant banking firm serving the electric and energy industries. Mr. Ellis is a founding member of RockPort Capital Partners, LLC, a private equity fund established in May 2000. Since May 1996, Mr. Ellis has been a member of Acadia Bay Energy Co., LLC, a developer of electric power generating stations. Mr. Ellis was also, until December 2002, a director of Wattage Monitor, Inc., a web-based electric rate and service information provider, and Brazilian Resources, Inc., an energy resources company. Mr. Ellis' business address is 160 Federal Street, 18th Floor, Boston, Massachusetts 02110.

     STANLEY I. GARNETT, II, age 59, has served as a director of the Company since June 1997. Mr. Garnett was a senior advisor to PHB Hagler Bailly ("PHB"), an economic and management consulting firm, from September 1998 until November 2000 when PA Consulting Group acquired PHB. Mr. Garnett has been a member of PA Consulting Group since November 2000. Mr. Garnett was an Executive Vice President of Florida Progress Corporation, an electric utility, from April 1997 to August 1998. From March 1996 until March 1997, Mr. Garnett was a senior advisor with Putnam, Hayes & Bartlett, an economic and management consulting firm. From September 1981 until December 1995, he was a senior executive at Allegheny Power System, Inc., an electric utility, serving as the company's chief legal officer and CFO from 1990 until December 1995. Mr. Garnett's business address is 1000 Monterey Boulevard NE, St. Petersburg, Florida 33704.

     FRANK W. GETMAN JR., age 39, has served as Chairman of the Company's Board of Directors since May 2000 and as its President and Chief Executive Officer since May 1998. From September 1996 to May 1998, Mr. Getman was Chief Operating Officer of the Company and Great Bay. Mr. Getman served as Vice President, Secretary and General Counsel of Great Bay from August 1995 to May 1998. From September 1991 to August 1995, Mr. Getman was an attorney with the law firm of Hale and Dorr LLP, Boston, Massachusetts. Mr. Getman is President and a director of HoustonStreet, a crude oil and refined products trading exchange in which BayCorp holds a 46.4% equity interest. Mr. Getman's business address is 51 Dow Highway, Suite 7, Eliot, Maine 03903.

     JAMES S. GORDON, age 48, has served as a director of the Company since May 2001. Mr. Gordon has served as President of Energy Management, Inc., a privately held independent power company, since 1975. Energy Management, Inc. developed 7 power plants in New England. Mr. Gordon is the President of Cape Wind Associates, a partnership working to permit, finance and operate an offshore wind farm approximately 5 miles off the coast of Nantucket, Massachusetts. Mr. Gordon founded the Competitive Power Coalition of New England and formerly served as its Chairman. Mr. Gordon's business address is 75 Arlington Street, Boston, Massachusetts 02116.

     MICHAEL R. LATINA, age 30, has served as a director of the Company since February 1999. Mr. Latina has served as an independent consultant to the energy industry since July 2001. From January 1998 to July 2001, Mr. Latina was a portfolio manager for Elliott Management Corporation, an affiliate of Elliott Associates, L.P., having served as an analyst at Elliot Management Corporation from March 1996 to January 1998. Mr. Latina is a director of Horizon Offshore, Inc., an offshore construction company, and HoustonStreet, a crude oil and refined products trading exchange in which BayCorp holds a 46.4% equity interest. He served as a director of Prime Natural Resources, Inc., Grant Geophysical, Inc., Odyssea Marine, Inc., and Intedyne, LLC, from 1998-2001. He also served as a director of Solid State Geophysical, Inc. from 1996 to 1997 and worked as an investment banker with Bear, Stearns & Co., Inc. from 1994 to 1996. Mr. Latina's business address is 12224 Town Walk Drive, Hamden, Connecticut 06518.

     LAWRENCE M. ROBBINS, age 33, has served as a director of the Company since February 1999. Mr. Robbins has served as the Chief Executive Officer of Glenview Capital Management since September

2000. From January 1995 to September 2000, Mr. Robbins served as a general partner of Omega Advisors, Inc., where he was a portfolio manager since January 1995. Mr. Robbins is a Certified Public Accountant. Mr. Robbins' business address is 540 Madison Avenue, New York, New York 10022.

     JOHN A. TILLINGHAST, age 75, has served as a director of the Company since November 1994 and was the President and Chief Executive Officer of the Company from April 1995 until May 1998. Mr. Tillinghast served as the Company's Chief Engineer from April 1995 through May 2000. Since 1987, Mr. Tillinghast has served as President and the sole shareholder of Tillinghast Technology Interests, Inc. ("TILTEC"), a private consulting firm. From 1986 to 1993, Mr. Tillinghast served as Chairman of the Energy Engineering Board of the National Academy of Sciences. Mr. Tillinghast's business address is 77 Exeter Road, North Hampton, New Hampshire 03862.

     PATRYCIA T. BARNARD, age 46, has served as the Company's Vice President of Finance and Treasurer since January 2001. Ms. Barnard served as Director of Accounting since May 1996 and has served as Treasurer since 1998. Ms. Barnard has over 20 years experience in multi-national, corporate accounting and finance. From 1978 until 1993, Ms. Barnard was employed by BTR, Plc., a conglomerate of highly diversified manufacturing companies, most recently as Assistant Controller for Clarostat Mfg. Co. Inc., a vertically integrated electronic manufacturing company located in Plano, Texas and Juarez, Mexico. Ms. Barnard's business address is 51 Dow Highway, Suite 7, Eliot, Maine 03903.

     ANTHONY M. CALLENDRELLO, age 51, has served as the Company's Chief Operating Officer since April 2000 and as the Secretary of the Company since May 2000. Mr. Callendrello has over 20 years' experience in the nuclear industry; with 16 years at the Seabrook Nuclear Power Plant where he served as the plant's Manager of Environmental, Government, and Owner Relations. From 1980 to 1983, Mr. Callendrello was employed by Stone & Webster Engineering Corporation. Mr. Callendrello's business address is 51 Dow Highway, Suite 7, Eliot, Maine 03903.

SECTION 16. INFORMATION ABOUT BAYCORP'S SHARES; TRANSACTIONS, AND ARRANGEMENTS CONCERNING SHARES.

     Shares Outstanding. As of December 18, 2002, BayCorp had 8,455,269 issued and outstanding Shares and held no Shares in treasury. Fifty-Four Thousand Six Hundred Eighty-Three Shares are reserved for future issuance pursuant to outstanding stock option plans.

     On the day before BayCorp announced the Offer, there were approximately 23 holders of record, as defined by Rule 12g5-1 of the Exchange Act.

     The 8,500,000 Shares (including requests for repurchase of director options) that BayCorp is offering to purchase represent approximately 91% of the sum of its issued and outstanding stock as of December 1, 2002 plus the 856,083 Shares subject to options that are currently exercisable or exercisable prior to the Expiration Date.

     Security Ownership of Certain Beneficial Owners and Management. The following table sets forth information regarding the ownership of the Shares as of December 1, 2002 (except for the Omega Group which is reported as of January 2, 2003) by the Company's affiliates, each director and executive officer of the Company, and all directors and executive officers of the Company as a group.

                                                    SHARES BENEFICIALLY          PERCENTAGE OF SHARES
BENEFICIAL OWNER(1)                                      OWNED(2)                   OUTSTANDING(3)
-------------------                                 -------------------          --------------------
Affiliates
Group consisting of:
  Leon G. Cooperman
  Omega Capital Partners, L.P.
  Omega Institutional Partners, L.P, and
  Omega Advisors, Inc.
  (the "Omega Group")............................        2,230,900(4)                    24.0%
     c/o Omega Advisors, Inc.
     Wall Street Plaza
     88 Pine Street
     New York, NY 10005
Group consisting of:
  Elliott Associates, L.P.
  Elliott International, L.P.
  Elliott International Capital Investors,
  Inc. (the "Elliott Group").....................        1,940,808(5)                    20.9%
     712 Fifth Avenue, 36th floor
     New York, NY 10019
Directors and Executive Officers
Patrycia T. Barnard..............................           77,200(6)                       *
Anthony M. Callendrello..........................           76,667(7)                       *
Alexander Ellis III..............................           80,750(8)                       *
Stanley I. Garnett II............................           43,334(9)                       *
Frank W. Getman Jr. .............................          370,750(10)                    4.0%
James S. Gordon..................................          110,000(11)                    1.2%
Michael R. Latina................................           80,000(12)                      *
Lawrence M. Robbins..............................           80,000(13)                      *
John A. Tillinghast..............................          215,300(14)                    2.3%
All directors and executive officers as a group
  (9 individuals)................................        1,134,001(12)(14)(15)           12.2%

---------------

  *  Less than 1% of the total number of Shares outstanding.

 (1) No officer, director or shareholder listed in this table, during the past 5 years, (i) has been convicted in a criminal proceeding (excluding traffic violations or other similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Each person listed in this section is a United States citizen.

 (2) The number of Shares beneficially owned by each person or entity is determined under rules promulgated by the Commission. Under such rules, beneficial ownership includes any Shares as to which the person or entity has sole or shared voting power or investment power, and also includes any Shares of the Company that the person or entity has the right to acquire within 60 days after December 1, 2002. Unless otherwise indicated, each person or entity referred to above has sole voting and investment power with respect to the Shares listed. The inclusion of any Shares deemed beneficially owned does not constitute an admission of beneficial ownership of such Shares.

 (3) Number of Shares deemed outstanding includes 8,455,269 Shares outstanding as of December 1, 2002, plus any Shares subject to options held by the person or entity in question that are currently exercisable or exercisable within 60 days after December 1, 2002.

 (4) The information presented is based upon written information provided by the indicated shareholders to the Company as of January 2, 2003 and a Schedule 13D/A filed with the Commission on January 9, 2003 by the indicated shareholders. Leon G. Cooperman reported beneficial ownership of 2,230,900 Shares, with sole voting and dispositive power with respect to 2,133,920 of such Shares and shared voting and dispositive power with respect to 1,655,520 of such Shares. Mr. Cooperman's 2,230,900 beneficially owned Shares represent 26.3% of the Shares outstanding as of January 2, 2003 not including Shares subject to options that are currently exercisable or exercisable by the Expiration Date. Omega Capital Partners, L.P. ("Omega Capital") reported beneficial ownership of 844,160 Shares, with sole voting and dispositive power as to all such Shares. Omega Institutional Partners, L.P. ("Omega Institutional") reported beneficial ownership of 47,920 Shares, with sole voting and dispositive power as to such Shares. Omega Equity Investors, L.P. ("Omega Equity") reported beneficial ownership of 116,200 Shares, with sole voting and dispositive power as to such Shares. Omega Advisors, Inc. ("Omega Advisors") reported beneficial ownership of 1,222,620 Shares, with sole voting and dispositive power with respect to 647,240 of such Shares and shared voting and dispositive power with respect to 575,380 of such Shares. Omega Advisors, Omega Capital, Omega Institutional, and Omega Equity are engaged in the purchase and sale of securities for investment for their own accounts. Mr. Cooperman is the managing partner of each of Omega Capital, Omega Institutional and Omega Equity and is the President of Omega Advisors. These shareholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Exchange Act. Collectively, these shareholders and other affiliates of Mr. Cooperman and Omega Advisors, Inc. are referred to as the "Omega Group" or "Omega Group entities."

 (5) The information presented is based upon written information provided by the indicated shareholders to the Company as of December 1, 2002 and a Schedule 13D/A filed with the Commission on January 19, 2001 by Elliott Associates, L.P., a Delaware limited partnership ("Elliott"), Elliott International, L.P., a Cayman Islands limited partnership ("Elliott International"), and Elliott International Capital Advisors, Inc., a Delaware corporation and investment manager to Elliott International ("EICA"). Elliott reported beneficial ownership of 946,059 Shares and Elliott International reported beneficial ownership of 994,749 Shares. The principal business of Elliot and Elliot International is to purchase, sell, trade, and invest in securities. EICA and Elliott International reported shared voting and dispositive power with respect to all Shares reported as beneficially owned by Elliott International. Mr. Paul E. Singer ("Singer") and Elliott Capital Advisors, L.P., a Delaware limited partnership, which is controlled by Singer, are the general partners of Elliott. Hambledon, Inc., a Cayman Islands corporation, is the sole general partner of Elliot International. EICA expressly disclaimed equitable ownership of and pecuniary interest in any Shares. The shareholders identified in this note may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Exchange Act. Collectively, these shareholders and other affiliates of Elliott Associates, L.P. are referred to as the "Elliott Group." The Elliot Group's beneficially owned 1,940,808 Shares represent 23.0% of BayCorp's Shares outstanding as of December 18, 2002 not including Shares subject to options that are currently exercisable or exercisable by the Expiration Date.

 (6) Includes 60,000 Shares issuable upon exercise of outstanding stock options granted under the Company's 1996 Stock Option Plan, as amended (the "1996 Plan") and the 2001 Nonstatutory Stock Option Plan (the "2001 Plan").

 (7) Consists of 76,667 Shares issuable upon exercise of outstanding stock options granted under the 1996 and 2001 Plans.

 (8) Includes 80,000 Shares issuable upon exercise of outstanding stock options granted under the 1996 and 2001 Plans.

 (9) Consists of 43,334 Shares issuable upon exercise of outstanding stock options granted under the 1996 and 2001 Plans.

(10) Includes 311,500 Shares issuable upon exercise of outstanding stock options granted under the 1996 and 2001 Plans.

(11) Includes 60,000 Shares issuable upon the exercise of outstanding stock options granted under the 2001 Plan.

(12) Consists of 80,000 Shares issuable upon exercise of outstanding stock options granted under the 1996 and 2001 Plans. Excludes the 1,940,808 Shares deemed beneficially owned by the Elliott Group. See footnote (4) above. From January 1998 to July 2001, Mr. Latina was a portfolio manager for Elliott Associates, L.P. Mr. Latina disclaims beneficial ownership of all Shares deemed beneficially owned by the Elliott Group.

(13) Consists of 80,000 Shares issuable upon exercise of outstanding stock options granted under the 1996 and 2001 Plans.

(14) Includes 60,000 Shares issuable upon exercise of outstanding stock options granted under the 1996 and 2001 Plans.

(15) Includes 851,501 Shares issuable as of December 1, 2002, or that will become issuable within 60 days after December 1, 2002, upon exercise of outstanding stock options granted under the 1996 and 2001 Plans.

SECTION 17.  LEGAL MATTERS; REGULATORY APPROVALS.

     Except as otherwise described in this document, BayCorp is not aware of any license or regulatory permit material to its business that would be adversely affected by its acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority, or agency, domestic, foreign, or supranational, that would be required for its acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, BayCorp presently contemplates that it will seek that approval or other action. BayCorp is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered in response to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to BayCorp's business and financial condition.

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Company pursuant to the Offer, however, is not subject to such requirements.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested shareholder" (generally a person who beneficially owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof that beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the past three years) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of 3 years following the date such person became an interested shareholder unless, among other things, prior to the date the interested shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. The Company believes that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" will not apply to the Offer.

     The Company conducts limited business in several states in the United States, some of which have enacted takeover laws. The Company does not believe that any state takeover statutes apply to the Offer and has not currently complied with any state takeover statute or regulation. In the event it is asserted that one or more state takeover laws is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, then the Company may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Company may be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Company may not be obligated to accept for payment any Shares tendered. See "Section 10. Conditions of the Offer."

     Litigation. To the best knowledge of the Company, no lawsuits have been filed relating to the Offer.

     BayCorp's obligation to accept for payment and pay for Shares under the Offer is subject to conditions. See "Section 10. Conditions of the Offer."

                                 MISCELLANEOUS

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, and trust companies whose names, or the names of whose nominees, appear on BayCorp's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     BayCorp is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If BayCorp becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, BayCorp will make a good faith effort to comply with the applicable law. If, after such good faith effort, BayCorp cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on BayCorp's behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     No arrangements have been made in connection with the Offer to grant unaffiliated shareholders access to BayCorp's corporate files nor to provide any such shareholder counsel or appraisal services at the Company's expense.

     Pursuant to Rules 12e-3 and 13e-4 promulgated under the Exchange Act, BayCorp Holdings, Ltd. has filed with the SEC an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in "Section 14. Information about BayCorp" with respect to information concerning the Company.

     BAYCORP HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. BAYCORP HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BAYCORP.

January 31, 2003                                          BAYCORP HOLDINGS, LTD.

                             ADDITIONAL INFORMATION

     If you have questions about the terms of the Offer, you should contact Anthony M. Callendrello, Secretary of the Company, by mail at 51 Dow Highway, Suite 7, Eliot, Maine 03903, or by telephone at (207) 451-9573.

     If you have questions about the Letter of Transmittal or the procedures for tendering Shares, contact American Stock Transfer and Trust Company, the Depository, by mail at 59 Maiden Lane, New York, NY 10038, or by telephone at 1
(800) 937-5449.

                        The Depository for the Offer is:

                   AMERICAN STOCK TRANSFER AND TRUST COMPANY


             By Mail:                  By Facsimile Transmission:                  By Hand:
                                      (eligible institutions only)              59 Maiden Lane
          59 Maiden Lane                     (718) 765-8718                   New York, NY 10038
        New York, NY 10038          Confirm Facsimile by Telephone:
                                            1 (800) 937-5449

     The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each BayCorp Holdings, Ltd. shareholder or such shareholder's broker, dealer, commercial bank, trust company, or nominee to the Depository at one of its addresses set forth above.

     Any questions or requests for assistance may be directed to the Company or the Depository at their respective telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery may be directed to the Company at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company, or nominee for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Depository.